     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 4, 1998

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                            STAR GAS PARTNERS, L.P.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                ---------------
         DELAWARE                    5984                    06-1437793
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL            IDENTIFICATION NO.)
     INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                NUMBER)
                             2187 ATLANTIC STREET
                                P.O. BOX 120011
                            STAMFORD, CT 06912-0011
                                (203) 328-7300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                              JOSEPH P. CAVANAUGH
                                   PRESIDENT
                             2187 ATLANTIC STREET
                                P.O. BOX 120011
                            STAMFORD, CT 06912-0011
                                (203) 328-7300
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                   PHILLIPS NIZER BENJAMIN KRIM & BALLON LLP
                               666 FIFTH AVENUE
                                  28TH FLOOR
                            NEW YORK, NY 10103-0084
                                (212) 977-9700
                              ATTN: ALAN SHAPIRO
                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                           PROPOSED
                                            PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF       AMOUNT        MAXIMUM       AGGREGATE      AMOUNT OF
       SECURITIES             TO BE      OFFERING PRICE    OFFERING     REGISTRATION
    TO BE REGISTERED        REGISTERED    PER UNIT(1)      PRICE(1)         FEE
------------------------------------------------------------------------------------
 Common Units
  representing limited
  partner interests....     1,060,727       $22.125      $23,468,584     $6,923.00
------------------------------------------------------------------------------------

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(1) Calculated in accordance with Rule 457(c) on the basis of the average of the high and low sales prices of the Common Units on February 27, 1998, as reported on the Nasdaq National Market.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE
ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION--DATED MARCH 4, 1998

PROSPECTUS
                             1,000,000 COMMON UNITS
                            STAR GAS PARTNERS, L.P.
                           LIMITED PARTNER INTERESTS
  The common units ("Common Units") offered hereby represent limited partner interests in Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership"). The Partnership may offer up to 1,000,000 Common Units from time to time in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a Prospectus Supplement. The Partnership was formed in 1995 to acquire and operate the propane business and assets of Star Gas Corporation ("Star Gas" or the "General Partner") and Petroleum Heat and Power Co., Inc. ("Petro"). Star Gas, the general partner of the Partnership, is a wholly-owned subsidiary of Petro.
  The Partnership distributes to its partners, on a quarterly basis, all of its Available Cash, which is generally all of the cash receipts of the Partnership less all cash disbursements, as adjusted for reserves. The General Partner has broad discretion in making cash disbursements and establishing reserves. It is the intent of the Partnership, to the extent there is sufficient Available
Cash, to distribute to each holder of Common Units at least $0.55 per Common Unit per quarter (the "Minimum Quarterly Distribution") or $2.20 per Common
Unit on an annualized basis. During the Subordination Period, which generally will not end prior to January 1, 2001, the Minimum Quarterly Distribution will be made to the holders of Common Units before any distributions will be made on the Subordinated Units of the Partnership.
  SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION
OF THE MATERIAL RISKS RELATING TO AN INVESTMENT IN THE COMMON UNITS. THESE
RISKS INCLUDE:
  . CASH DISTRIBUTIONS ARE NOT GUARANTEED, WILL DEPEND ON THE FUTURE OPERATING
    PERFORMANCE OF THE PARTNERSHIP AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE GENERAL PARTNER. AS A RESULT, THERE CAN BE NO ASSURANCE THAT THE
    PARTNERSHIP WILL BE ABLE TO DISTRIBUTE THE MINIMUM QUARTERLY DISTRIBUTION
    OR ANY OTHER PARTICULAR LEVEL OF CASH DISTRIBUTIONS TO UNITHOLDERS.
  . FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE
    PARTNERSHIP IN MAXIMIZING PROFITS FROM RETAIL PROPANE SALES. PROPANE SALES ARE AFFECTED BY WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION,
    INCLUDING COMPETITION FROM OTHER ENERGY SOURCES.
  . BECAUSE THE RETAIL PROPANE INDUSTRY IS MATURE AND OVERALL DEMAND FOR
    PROPANE IS EXPECTED TO EXPERIENCE LIMITED GROWTH IN THE FORESEEABLE
    FUTURE, THE PARTNERSHIP WILL DEPEND ON ACQUISITIONS AS THE PRINCIPAL MEANS OF GROWTH. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO COMPLETE FUTURE ACQUISITIONS.
  . THE PARTNERSHIP IS SIGNIFICANTLY LEVERAGED AND HAS INDEBTEDNESS THAT IS
    SUBSTANTIAL IN RELATION TO ITS PARTNERS' EQUITY.
  . HOLDERS OF COMMON UNITS HAVE LIMITED VOTING RIGHTS, AND THE GENERAL
    PARTNER MANAGES AND OPERATES THE PARTNERSHIP.
  . THE AVAILABILITY TO A UNITHOLDER OF THE FEDERAL INCOME TAX BENEFITS OF AN
    INVESTMENT IN THE PARTNERSHIP LARGELY DEPENDS ON THE CLASSIFICATION OF THE PARTNERSHIP AS A PARTNERSHIP FOR THAT PURPOSE. THE PARTNERSHIP WILL RELY
    ON AN OPINION OF COUNSEL, AND NOT A RULING FROM THE INTERNAL REVENUE SERVICE, ON THAT ISSUE AND OTHERS RELEVANT TO A UNITHOLDER.
  . THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP ARE COMPLEX.
                                                   (continued on following page)
                                  -----------
 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION,  NOR  HAS THE
    SECURITIES AND  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION
      PASSED  UPON THE  ACCURACY  OR  ADEQUACY  OF  THIS PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                  -----------
  The Common Units may be sold directly by the Partnership to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution." If any agents of the Partnership or any underwriters are involved in the sale of any Common Units in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The net proceeds to the Partnership from such sale also will be set forth in a Prospectus Supplement.
  The Registration Statement of which this Prospectus forms a part, also covers the offering by Star Gas, as selling unitholder (the "Selling Unitholder") of 60,727 Common Units, which may be sold from time to time pursuant to arrangements made by the Selling Unitholder. The Partnership will not receive any of the proceeds from the sale of Common Units by the Selling Unitholder.
  The Prospectus may not be used to consummate sales of the Common Units unless accompanied by a Prospectus Supplement.
             The date of this Prospectus is                 , 1998

(continued from page 1)

  The Common Units offered hereby represent an aggregate 13.6% limited partner interest in the Partnership. Following the completion of this Offering (assuming that all of the Common Units offered hereby are sold), there will be an aggregate of 4,831,727 Common Units and 2,396,078 subordinated limited partner interests (the "Subordinated Units") outstanding, representing a 65.5% and a 32.5% limited partner interest in the Partnership, respectively. The General Partner will own an aggregate 2% general partner interest in the Partnership and the Operating Partnership as well as 2,396,078 Subordinated Units and 60,727 Common Units. The Common Units and the Subordinated Units are collectively referred to herein as the "Units." Holders of the Common Units and the Subordinated Units are collectively referred to herein as "Unitholders."

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON UNITS. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON UNITS TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                STATEMENT REGARDING FORWARD-LOOKING DISCLOSURE

  This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of national and regional economic conditions, the effect of weather conditions on the Partnership's financial performance, the price and supply of propane and the ability of the Partnership to obtain new accounts and retain existing accounts. All statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Partnership's business strategy, plans and objectives of the Partnership for future operations and statements under "Cash Distribution Policy" are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and under "Risk Factors." All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

                             AVAILABLE INFORMATION

  The Partnership has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Partnership and the securities offered by this Prospectus. The Partnership is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information are available for inspection at, and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the Commission from, the Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Regional Offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, New York, New York 10048 or may be obtained on the Internet at http:www.sec.gov. In addition, the Common Units of the Partnership are listed on the Nasdaq National Market, and such reports and other information may be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  The Partnership will furnish to record holders of Common Units within 120 days after the close of each fiscal year an annual report containing audited financial statements and a report thereon by its independent public accountants. The Partnership will also furnish each unitholder with tax information within 90 days after the close of each taxable year of the Partnership.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Partnership's (1) Annual Report on Form 10-K (including, without limitation, information regarding Executive Compensation and Management's Discussion and Analysis of Financial Condition and Results of Operations) for the fiscal year ended September 30, 1997 ("1997 Annual Report"); (2) Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1997; and (3) Periodic Report on Form 8-K filed on October 22, 1997 are incorporated in this Prospectus by reference. All documents filed by the Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Partnership will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of the foregoing documents incorporated herein by reference, other than exhibits to such documents (unless such exhibits are incorporated by reference in such document). Requests shall be directed to the attention of Richard F. Ambury, Vice President, Finance, Star Gas Corporation, 2187 Atlantic Street, Stamford, CT 06902 (telephone (203) 328-7300).

                                THE PARTNERSHIP

GENERAL

  The Partnership is a Delaware limited partnership formed in 1995 to acquire and operate the propane business of Star Gas and its parent corporation, Petro. The Partnerships activities are conducted through its subsidiary, Star Gas Propane, L.P., a Delaware limited Partnership (the "Operating Partnership"). Except as the context otherwise requires, references to or descriptions of operations of the Partnership include the operations of the Operating Partnership and any other subsidiary operating partnership or corporation, the Partnership's predecessor, Star Gas, and the propane operations of Petro. All such operations are sometimes collectively referred to herein as the "Star Gas Group."

  The Partnership is primarily engaged in the retail distribution of propane and related supplies and equipment to residential, commercial, industrial, agricultural and motor fuel customers. On October 22, 1997, the Partnership completed the acquisition of Pearl Gas Co. ("Pearl Gas"), a retail propane distributor headquartered in Bowling Green, Ohio, which sells over 14 million gallons of retail propane annually to over 12,000 customers. After giving effect to such acquisition, the Partnership believes that it is the eighth largest retail propane distributor in the United States, serving approximately 162,000 customers from 72 branch locations in the Midwest and Northeast. In addition to its retail business, the Partnership also serves approximately 60 wholesale customers from its wholesale operation in southern Indiana.

  Propane is used primarily for space heating, water heating and cooking by the Partnership's residential and commercial customers, which constitute the largest portion of its customer base. The Partnership believes its business is relatively stable due to the following characteristics: (i) the demand for propane has been relatively unaffected by general economic conditions due to the largely non-discretionary nature of most propane purchases; (ii) the loss of customers to other competing energy sources has been low; and (iii) customer retention has been high due to an automatic delivery system, which eliminates affirmative purchase decisions, and to the Partnership's ownership of over 95% of the tanks utilized by its customers.

  The Partnership sells propane primarily to four specific retail markets: residential, industrial/commercial, agricultural and other (principally to other propane retailers and as a motor fuel). In the Midwest, the Partnership services customers in Indiana, Kentucky, Michigan, Ohio and West Virginia. In the Northeast, the Partnership services customers in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Rhode Island. During the fiscal year ended September 30, 1997, approximately 71% of the Partnership's sales (by volume of gallons sold) were to retail customers (of which approximately 52%, 21%, 18% and 9% were sales to residential customers, industrial/commercial customers, agricultural customers and motor fuel customers, respectively) and approximately 29% were to wholesale customers. Residential sales have a greater profit margin and a more stable customer base and tend to be less sensitive to price changes than the other markets served by the Partnership. Sales to residential customers in fiscal 1997 accounted for 62% of the Partnership's gross profit on propane sales, reflecting the higher-margin nature of this segment of the retail market.

  For ease of reference, a glossary (the "Glossary") of certain terms used in this Prospectus is included as Appendix B to this Prospectus. Capitalized terms not otherwise defined herein have the meanings given in the Glossary.

BUSINESS STRATEGY

  The Partnership's business strategy is to maximize its cash flow and profitability, primarily through (i) internal growth, (ii) controlling operating costs and (iii) acquisitions which have the potential for generating attractive returns on investment. The retail propane industry is mature and experiences only limited growth in total demand for the product. The propane industry is also large and highly fragmented, with approximately 6,000 independently owned and operated distributors. Given these characteristics, the Partnership's acquisition strategy is focused on acquiring smaller to medium-sized local and regional independent propane distributors, particularly those with a relatively large percentage of residential customers, which generate higher margins than other types of customers, and those located in the Midwest and Northeast, where the Partnership believes it can attain higher margins than in other areas of the United States.

  Although there are no formal arrangements between Petro and the Partnership, the Partnership has had, and anticipates that it will continue to have, access to Petro's management expertise. In particular, the Partnership believes that the extensive experience of Petro's management team in making acquisitions in the home heating oil industry, which has many similar characteristics to the propane industry, provides the Partnership with a competitive advantage. Additionally, the field of potential acquisition candidates for the Partnership is broadened because of the ability to acquire companies with both home heating oil and propane operations, with the Partnership either retaining the propane operations and Petro retaining the home heating oil operations or the Partnership retaining both the propane and the home heating oil operations. In this regard, although the Partnership does not presently have any home heating oil operations, it may consider acquiring or retaining such operations in the future to the extent that the Partnership is able to identify attractive acquisition candidates in the home heating oil industry.

  In order to facilitate the Partnership's acquisition strategy, the Operating Partnership has entered into bank credit facilities (the "Bank Credit Facilities"), which consist of a $25.0 million acquisition facility (the "Acquisition Facility") (none of which was outstanding as of February 28, 1998) and a $12.0 million working capital facility (the "Working Capital Facility") (none of which was outstanding as of February 28, 1998). In addition to borrowings under the Bank Credit Facilities, the Partnership may fund future acquisitions from internal cash flow or from the issuance of additional Partnership interests or debt securities.

  While the Partnership regularly considers and evaluates acquisitions as part of its ongoing acquisition program, the Partnership does not have any present agreements or commitments with respect to any acquisition. There can be no assurance that the Partnership will identify attractive acquisition candidates in the future or that it will be able to acquire such candidates or obtain financing for such acquisitions on acceptable terms. In addition, there can be no assurance that any such acquisition will not dilute earnings and distributions or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions to Unitholders. The General Partner has broad discretion in making acquisitions and it is expected that the General Partner will not generally seek Unitholder approval of acquisitions.

RECENT DEVELOPMENTS

 December 1997 Offering of Common Units

  On December 16, 1997, the Partnership completed a public offering of 809,000 Common Units at $21.25 per Common Unit (the "December 1997 Offering"). The net proceeds of $15.7 million were used to repay $10.0 million borrowed under the Acquisition Facility and $5.7 million borrowed under the Working Capital Facility. In connection with the December 1997 Offering, the General Partner sold 87,000 Common Units. The Partnership did not receive any proceeds from the sale of such Units by the General Partner.

 Issuance of First Mortgage Notes

  In January 1998, the Operating Partnership issued $11.0 million of First Mortgage Notes with an annual interest rate of 7.17%. The First Mortgage Notes mature on September 15, 2010 and require a prepayment of $5.5 million on March 15, 2010. Interest is payable semi-annually on March 15 and September 15. The proceeds from the First Mortgage Notes were used to repay $11.0 million borrowed under the Acquisition Facility.

 Pearl Gas Acquisition

  On October 22, 1997, the Operating Partnership completed the acquisition of Pearl Gas (the "Pearl Gas Acquisition") which is based in Bowling Green, Ohio. Pearl Gas, which has been in business for more than 70 years, sells over 14 million gallons of retail propane annually to over 12,000 customers. Pearl Gas operates primarily in northwest Ohio, southern Michigan and northeast Indiana. Over 80% of Pearl Gas' volume is sold to residential customers.

  The purchase price for Pearl Gas was $23.0 million in cash (including working capital of $1.9 million, and transaction expenses of $0.4 million) plus the issuance of limited and general partner interests in the Partnership, including 147,727 Common Units to the General Partner (valued in total as of the acquisition date at $3.5 million).

  The following chart sets forth for the periods indicated Pearl Gas' EBITDA, net income and volume of retail propane gallons sold:

                                                                TWELVE MONTHS
                                                 YEAR ENDED         ENDED
                                                 DECEMBER 31  SEPTEMBER 30, 1997
                                                ------------- ------------------
                                                 1995   1996  ACTUAL ADJUSTED(B)
                                                ------ ------ ------ -----------
                                                         (IN THOUSANDS)
      EBITDA(a)................................ $2,629 $3,162 $3,012   $3,285
      Net income............................... $2,302 $2,924 $2,667   $2,940
      Retail propane gallons sold.............. 14,372 15,288 14,303   14,303

--------
(a) EBITDA is defined as operating income plus depreciation and amortization, less net gain (loss) on sale of businesses and equipment and other non-cash charges (including impairment of long-lived assets). EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations), but provides additional information for evaluating the Partnership's ability to make the Minimum Quarterly Distributions.
(b) Adjusted to include $0.3 million in estimated cost savings which Management anticipates will be realized as a result of the Pearl Gas Acquisition.

  On a pro forma basis, after giving effect to the Pearl Gas Acquisition and the completion of the December 1997 Offering, for the fiscal year ended September 30, 1997, the Partnership's volume of retail propane gallons sold, EBITDA and net income would have been 109.2 million gallons, $23.0 million and $3.4 million, respectively, as compared to the Partnership's historical results of 94.9 million gallons, $19.7 million and $2.0 million, respectively.

 Operating Results for the Three Months Ended December 31, 1997

  For the three months ended December 31, 1997, net income was $3.7 million, or $0.66 per Unit, as compared to net income of $5.9 million, or $1.10 per Unit for the three months ended December 31, 1996. Results for the 1998 and 1997 fiscal first quarter periods are based on a weighted average of 5,474,000 and 5,271,000 Units outstanding, respectively. The increase is due to the Units that were issued in connection with the December 1997 Offering.

  EBITDA declined to $8.7 million for the three months ended December 31, 1997, as compared to $10.4 million in the prior year's period. The decrease in EBITDA was primarily due to lower wholesale volumes and lower wholesale and retail per gallon margins. As expected, per gallon margins were lower compared to the year-earlier period, when operating results had benefitted from unusual supply and wholesale propane market conditions. Retail volume increased 12% over the prior year due to the Pearl Gas Acquisition.

  The Partnership's operating expenses remained unchanged as compared to the fiscal 1997 first quarter despite 12% higher retail volume, as the increased costs associated with the Pearl Gas operations were offset by the Partnership's successful efforts to lower operating expenses. On a retail per gallon basis, operating expenses actually declined 10% as a result of lower insurance and vehicle operating costs.

  Temperatures for the month of January 1998 were approximately 26.2% warmer than normal (measured on a degree-day basis) which is expected to have an adverse impact on second quarter results.

                                  THE OFFERING

Securities Offered by the              1,000,000 Common Units.
Partnership...........................

Units to be Outstanding After This     4,831,727 Common Units and
Offering.............................. 2,396,078 Subordinated Units,
                                       representing a 65.5% and a 32.5%
                                       limited partner interest in the
                                       Partnership, respectively.

Distributions of Available Cash....... The Partnership distributes all of its Available Cash approximately 45
                                       days after each March 31, June 30,
                                       September 30 and December 31, to
                                       Unitholders of record on the
                                       applicable record date and to the
                                       General Partner. "Available Cash"
                                       for any quarter will consist
                                       generally of all cash on hand at
                                       the end of such quarter, as
                                       adjusted for reserves. The complete
                                       definition of Available Cash is set
                                       forth in the Glossary. The General
                                       Partner has broad discretion in
                                       making cash disbursements and
                                       establishing reserves, thereby
                                       affecting the amount of Available
                                       Cash. Available Cash will generally
                                       be distributed 98% to the
                                       Unitholders and 2% to the General
                                       Partner, except that if
                                       distributions of Available Cash
                                       exceed Target Distribution Levels
                                       above the Minimum Quarterly
                                       Distribution, the General Partner
                                       will receive a percentage of such
                                       excess distributions that will
                                       increase to up to 50% of
                                       distributions in excess of the
                                       highest Target Distribution Level.
                                       See "Cash Distribution Policy--
                                       Incentive Distributions."

Distributions to Unitholders.......... The Partnership intends, to the extent there is sufficient
                                       Available Cash from Operating
                                       Surplus, to distribute to each
                                       holder of Common Units at least the
                                       Minimum Quarterly Distribution of
                                       $0.55 per Common Unit per quarter.
                                       With respect to each quarter during
                                       the Subordination Period, which
                                       will generally not end earlier than
                                       January 1, 2001, the Common
                                       Unitholders will generally have the
                                       right to receive the Minimum
                                       Quarterly Distribution, plus any
                                       arrearages thereon, before any
                                       distribution of Available Cash from
                                       Operating Surplus is made to the

                                       Subordinated Unitholders. In
                                       addition, the Minimum Quarterly
                                       Distribution and the Target
                                       Distribution Levels are subject to
                                       adjustments in certain other
                                       circumstances. See "Cash
                                       Distribution Policy--Adjustment of
                                       Minimum Quarterly Distribution and
                                       Target Distribution Levels."
                                       Subordinated Units will not accrue
                                       distribution arrearages. Upon the
                                       expiration of the Subordination
                                       Period, Common Units will no longer
                                       accrue distribution arrearages. See
                                       "Cash Distribution Policy."

Subordination Period.................. The Subordination Period will generally extend until the first
                                       day of any quarter beginning on or
                                       after January 1, 2001 in respect of
                                       which (i) distributions of
                                       Available Cash from Operating
                                       Surplus on the Common Units and the
                                       Subordinated Units equaled or
                                       exceeded the sum of the Minimum
                                       Quarterly Distribution on all of
                                       the outstanding Common Units and
                                       Subordinated Units with respect to
                                       each of the three non-overlapping
                                       four-quarter periods immediately
                                       preceding such date, (ii) the
                                       Adjusted Operating Surplus
                                       generated during each of the three
                                       immediately preceding non-
                                       overlapping four-quarter periods
                                       equaled or exceeded the sum of the
                                       Minimum Quarterly Distribution on
                                       all of the outstanding Common Units
                                       and Subordinated Units during such
                                       periods and (iii) there are no
                                       arrearages in payment of the
                                       Minimum Quarterly Distribution on
                                       the Common Units. Upon expiration
                                       of the Subordination Period, all
                                       remaining Subordinated Units will
                                       convert into Common Units and will
                                       thereafter participate pro rata
                                       with the other Common Units in
                                       distributions of Available Cash. In
                                       addition, if the General Partner is
                                       removed as the general partner of
                                       the Partnership other than for
                                       Cause, the Subordination Period
                                       will end.

Early Conversion of Subordinated       A portion of the Subordinated Units
Units................................. will convert into Common Units on the first day after the record date
                                       established for any quarter ending
                                       on or after March 31, 1999 (with
                                       respect to 599,020 of the
                                       Subordinated Units) and March 31,
                                       2000 (with respect to an additional
                                       599,020 of the Subordinated Units),
                                       on a cumulative basis, in respect
                                       of which (i) distributions of
                                       Available Cash from Operating
                                       Surplus on the Common Units and the
                                       Subordinated Units equaled or
                                       exceeded the sum of the Minimum
                                       Quarterly Distribution on all of
                                       the outstanding Common Units and
                                       Subordinated Units with respect to
                                       each of the three non-overlapping
                                       four-quarter periods
                                       immediately preceding such date,
                                       (ii) the Adjusted Operating Surplus
                                       generated during each of the three
                                       immediately preceding non-
                                       overlapping four-quarter periods
                                       equaled or exceeded the sum of the
                                       Minimum Quarterly Distribution on
                                       all of the outstanding Common Units
                                       and Subordinated Units during such
                                       periods and (iii) there are no
                                       arrearages in payment of the
                                       Minimum Quarterly Distribution on
                                       the Common Units. See "Cash
                                       Distribution Policy--Quarterly
                                       Distributions of Available Cash."

Incentive Distributions............... As an incentive, if quarterly distributions of Available Cash
                                       exceed the Target Distribution
                                       Levels, the General Partner will
                                       receive up to 50% of distributions
                                       of Available Cash in excess of such
                                       Target Distribution Levels as
                                       follows:

                                                       MARGINAL PERCENTAGE
                                                           INTEREST IN
                                             TOTAL        DISTRIBUTIONS
                                           QUARTERLY   -------------------
                                          DISTRIBUTION             GENERAL
                                             AMOUNT    UNITHOLDERS PARTNER
                                          ------------ ----------- -------
                         Minimum
                          Quarterly
                          Distribution...    $0.550         98%        2%
                         First Target
                          Distribution...    $0.604         98%        2%
                         Second Target
                          Distribution...    $0.711         85%       15%
                         Third Target
                          Distribution...    $0.926         75%       25%
                         Thereafter......       --          50%       50%

                                       See "Cash Distribution Policy--
                                       Incentive Distributions."

Adjustment of Minimum Quarterly
 Distribution and Target Distribution
 Levels...............................
                                       The Minimum Quarterly Distribution
                                       and the Target Distribution Levels
                                       are subject to downward adjustments
                                       in the event that Unitholders
                                       receive distributions of Available
                                       Cash from Capital Surplus (which
                                       generally includes cash from
                                       transactions such as borrowings
                                       (other than working capital
                                       borrowings), refinancings, sales of
                                       securities or sales or other
                                       dispositions of assets constituting
                                       a return of capital under the
                                       Partnership Agreement, as
                                       distinguished from cash from
                                       Partnership operations), or in the
                                       event legislation is enacted or
                                       existing law is modified or
                                       interpreted in a manner that causes
                                       the Partnership to be treated as an
                                       association taxable as a
                                       corporation or otherwise taxable as
                                       an entity for federal, state or
                                       local income tax purposes. If the
                                       Unitholders receive a full return
                                       of capital as a result of
                                       distributions of Available Cash
                                       from Capital Surplus, the
                                       distributions payable to the
                                       General Partner will increase to
                                       50% of all amounts
                                       distributed thereafter. See "Cash
                                       Distribution Policy--Distributions
                                       from Capital Surplus" and "--
                                       Adjustment of Minimum Quarterly
                                       Distribution and Target
                                       Distribution Levels."

Partnership's Ability to Issue         The Partnership Agreement
Additional Units...................... authorizes the General Partner to cause the Partnership to issue an
                                       unlimited number of additional
                                       limited partner interests of the
                                       Partnership for such consideration
                                       and on such terms as shall be
                                       established by the General Partner
                                       in its sole discretion without the
                                       approval of the Unitholders. Prior
                                       to the end of the Subordination
                                       Period, however, the Partnership
                                       may not issue equity securities
                                       ranking senior to the Common Units
                                       or more than 1,300,000 additional
                                       Common Units or an equivalent
                                       number of securities ranking on a
                                       parity with the Common Units
                                       (excluding Common Units or parity
                                       Units issued upon conversion of
                                       Subordinated Units, in connection
                                       with certain acquisitions or to
                                       repay certain indebtedness) without
                                       the approval of a Unit Majority.
                                       The Common Units offered in the
                                       December 1997 Offering (to the
                                       extent that the proceeds thereof
                                       were used to refinance acquisition
                                       debt) and the Common Units issued
                                       to Star Gas in connection with the
                                       Pearl Gas Acquisition will be
                                       excluded from such 1,300,000 Common
                                       Units. See "Risk Factors--Risks
                                       Inherent in an Investment in the
                                       Partnership--The Partnership May
                                       Issue Additional Units, Diluting
                                       Existing Unitholders' Interests."

Limited Call Right.................... If at any time not more than 20% of the outstanding limited partner
                                       interests of any class are held by
                                       persons other than the General
                                       Partner and its Affiliates, the
                                       General Partner may purchase all of
                                       the remaining limited partner
                                       interests of such class at
                                       specified market prices.

Limited Voting Rights................. Unitholders have only limited voting rights on matters affecting
                                       the Partnership's business. The
                                       approval of at least a majority of
                                       the outstanding Units is required
                                       in such instances.

Removal and Withdrawal of the General  Subject to certain conditions, the
Partner............................... General Partner may be removed upon the approval of the holders of at
                                       least 66 2/3% of the outstanding
                                       Units, excluding those Units held
                                       by the General Partner and its
                                       Affiliates. A meeting of the
                                       holders of the Common Units may be
                                       called only by the General Partner
                                       or by the holders of 20% or more of
                                       the outstanding Common Units.

                                       The General Partner has agreed not
                                       to voluntarily withdraw as general
                                       partner of the Partnership and the
                                       Operating Partnership prior to
                                       December 31, 2005, subject to
                                       limited exceptions, without
                                       obtaining the approval of at least
                                       a Unit Majority and furnishing an
                                       Opinion of Counsel.

Transfer Restrictions................. All purchasers of Common Units in this Offering and purchasers of
                                       Common Units in the open market who
                                       wish to become Common Unitholders
                                       of record must deliver an executed
                                       transfer application (the "Transfer
                                       Application," the form of which is
                                       included in this Prospectus as
                                       Appendix A) before the transfer of
                                       such Common Units will be
                                       registered and before cash
                                       distributions and federal income
                                       tax allocations will be made to the
                                       transferee. See "Description of the
                                       Common Units--Transfer of Units."

Liquidation Preference................ In the event of any liquidation of the Partnership during the
                                       Subordination Period, the
                                       outstanding Common Units will be
                                       entitled to receive a distribution
                                       out of the net assets of the
                                       Partnership, generally in
                                       preference to liquidating
                                       distributions on the Subordinated
                                       Units. Following conversion of the
                                       Subordinated Units into Common
                                       Units, all Units will be treated
                                       the same upon liquidation of the
                                       Partnership. See "Cash Distribution
                                       Policy--Distributions of Cash Upon
                                       Liquidation."

Use of Proceeds....................... Except as may otherwise be described in a Prospectus
                                       Supplement relating to an offering
                                       of Common Units, the net proceeds
                                       from the sale of the Common Units
                                       will be used for general
                                       partnership purposes. Any
                                       allocation of the net proceeds of
                                       an offering of Common Units to a
                                       specific purpose will be determined
                                       at the time of such offering and
                                       will be described in the related
                                       Prospectus Supplement. See "Use of
                                       Proceeds."

Nasdaq Trading Symbol................. "SGASZ"

                                 RISK FACTORS

  LIMITED PARTNER INTERESTS ARE INHERENTLY DIFFERENT FROM CAPITAL STOCK OF A CORPORATION, ALTHOUGH MANY OF THE BUSINESS RISKS TO WHICH THE PARTNERSHIP IS SUBJECT ARE SIMILAR TO THOSE THAT WOULD BE FACED BY A CORPORATION ENGAGED IN A SIMILAR BUSINESS. PROSPECTIVE PURCHASERS OF THE COMMON UNITS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING AN INVESTMENT IN THE COMMON UNITS. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACTS INCLUDED IN THIS PROSPECTUS, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE PARTNERSHIP'S BUSINESS STRATEGY, PLANS AND OBJECTIVES OF MANAGEMENT OF THE PARTNERSHIP FOR FUTURE OPERATIONS AND STATEMENTS UNDER "CASH DISTRIBUTION POLICY," ARE FORWARD-LOOKING STATEMENTS. ALTHOUGH THE PARTNERSHIP BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO BE CORRECT. IMPORTANT FACTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PARTNERSHIP'S EXPECTATIONS ARE DISCLOSED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

 Weather Conditions Affect the Demand for Propane

  Weather conditions have a significant impact on the demand for propane for both heating and agricultural purposes. Many customers of the Partnership rely heavily on propane as a heating fuel. Accordingly, the volume of propane sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter weather. Actual weather conditions can vary substantially from year to year, significantly affecting the Partnership's financial performance. Approximately 70% to 75% of the Partnership's retail propane volume is sold during the peak heating season from October through March. Furthermore, variations in weather in one or more regions in which the Partnership operates can significantly affect the total volume of propane sold by the Partnership and the margins realized on such sales and, consequently, the Partnership's results of operations. Agricultural demand is also affected by weather, as dry weather during the harvest season reduces demand for propane used in crop drying.

 The Partnership Is Subject to Pricing and Inventory Risk

  The retail propane business is a "margin-based" business in which gross profits depend on the excess of selling prices over the propane supply costs. Propane is a commodity and, as such, its unit price is subject to volatile changes in response to changes in supply or other market conditions. The Partnership has no control over these market conditions. Consequently, the unit price of propane purchased by the Partnership, as well as other marketers, can change rapidly over a short period of time. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major storage points such as Mont Belvieu, Texas or Conway, Kansas. As rapid increases in the wholesale cost of propane may not be immediately passed on to customers, such increases could reduce margins. Consequently, the Partnership's profitability is sensitive to changes in wholesale propane prices. See "--The Retail Propane Business Is Highly Competitive."

  Propane is available from numerous sources, including integrated international oil companies, independent refiners and independent wholesalers. The Partnership purchases propane from a variety of suppliers pursuant to supply contracts and on the spot market. The major portion of propane purchased by the Partnership (approximately 79% in fiscal 1997) is produced domestically. To the extent that the Partnership purchases propane from Canadian sources (approximately 21% in fiscal 1997), its propane business will be subject to risks of disruption in foreign supply. The Partnership attempts to minimize inventory risk by purchasing propane on a short-term basis. During periods of low demand for propane, which generally occur during the summer months, the Partnership has on occasion purchased large volumes of propane at lower-than-market costs for storage in the Partnership's 21 million gallon underground storage facility in Seymour, Indiana for future resale. Because of the potential volatility of propane prices, the market price for propane could fall below the price at which the Partnership purchased propane held in inventory, thereby adversely affecting gross margin or sales or rendering sales from such inventory unprofitable. The Partnership may from time to time engage in transactions (such as options or fixed price contracts to purchase propane) to hedge product costs in an attempt to reduce cost volatility. To date, the level of such activities has not been significant and the Partnership is not currently engaged in any such transactions.

  Inflation increases the Partnership's operating and administrative costs. The Partnership will attempt to limit the effects of inflation on its results of operations through cost control efforts, productivity improvements and increases in gross profit margins, but it may not be successful.

 The Retail Propane Business Is Highly Competitive

  The Partnership's business is highly competitive. Competition within the propane distribution industry stems from primarily three types of participants: larger, multistate marketers; smaller, local independent marketers; and farm cooperatives. Some of the Partnership's competitors have substantially greater financial and operating resources than the Partnership. Generally, competition in the past few years has intensified, partly as a result of warmer-than-normal weather and general economic conditions. The Partnership's ability to compete effectively depends on the reliability of its service, its responsiveness to customers and its ability to maintain competitive retail prices.

  Most of the Partnership's retail branch locations compete with five or more marketers or distributors. The principal factors influencing competition with other retail marketers are price, reliability and quality of service, responsiveness to customer needs and safety concerns. Each branch location operates in its own competitive environment, as retail marketers are typically located in close proximity to customers to lower the cost of providing service. The Partnership's branch locations have an average effective marketing radius of 35 miles.

  As a result of long-standing customer relationships that are typical in the retail home propane industry, the inconvenience of switching tanks and suppliers and the lack of growth in the industry, the Partnership's propane business may experience difficulty in acquiring new retail customers (other than through acquisitions).

 The Partnership's Ability To Grow Depends Upon Acquisitions

  The retail propane industry is mature with only limited growth in total demand for propane. The Partnership believes the overall demand for propane has remained relatively constant, with year-to-year industry volumes being affected primarily by weather patterns. Therefore, the ability of the Partnership's propane business to grow depends heavily on its ability to acquire other distributors. In making acquisitions, the Partnership competes with other larger, well-financed companies.

  There can be no assurance that the Partnership will identify attractive acquisition candidates in the future or that it will be able to acquire such candidates or obtain financing for such acquisitions on acceptable terms. If the Partnership is able to make acquisitions, there can be no assurance that such acquisitions will not dilute earnings and distributions, or that any additional debt incurred to finance acquisitions will not affect the ability of the Partnership to make distributions. The Partnership is subject to certain debt incurrence covenants in certain agreements governing its indebtedness that might restrict the Partnership's ability to incur indebtedness to finance acquisitions. In addition, to the extent that warm winter weather adversely affects the Partnership's operating and financial results, the Partnership's access to capital and its acquisition activities may be limited.

 Dependence on Principal Suppliers

  During fiscal year 1997, 43% of the Partnership's volume of propane purchases in the Midwest was purchased on the spot market from various Mont Belvieu sources and 21% was purchased from three refineries in Illinois and Indiana owned by Amoco Canada Marketing Group. Approximately 47% of purchases from Amoco Canada Marketing Group were made under long-term market-based supply contracts and the balance was made under short-term supply contracts. Although the Partnership believes that alternative sources of propane are readily available, in the event that the Partnership is unable to purchase propane from either of these sources, the failure to obtain alternate sources of supply at competitive prices and on a timely basis could have a material adverse effect on the Partnership. Substantially all of the Partnership's propane supply for its Northeast retail operations is purchased under annual or longer term supply contracts. Historically, a substantial portion of the propane purchased by the Partnership has originated at the Mont Belvieu, Texas storage facilities and has been shipped to the Partnership through a major common carrier pipeline. Any significant interruption in the service at Mont Belvieu or on the common carrier pipeline could have a material adverse effect on the business of the Partnership.

 Energy Efficiency and Technology Trends May Affect Demand

  The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has slowed the growth of demand for propane by retail customers. The Partnership cannot predict the effect of future conservation measures or the effect that any technological advances in heating, conservation, energy generation or other devices might have on its operations.

 The Partnership Is Subject to Operating and Litigation Risks Which May Not Be Covered by Insurance

  The Partnership's operations are subject to all operating hazards and risks normally incidental to handling, storing and transporting and otherwise providing for use by consumers of combustible liquids such as propane. As a result, the Partnership may be a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Partnership maintains insurance policies with insurers in such amounts and with such coverages and deductibles as the General Partner believes are reasonable and prudent. However, there can be no assurance that such insurance will be adequate to protect the Partnership from all material expenses related to potential future claims for personal and property damage or that such levels of insurance will be available in the future at economical prices. In addition, the occurrence of an explosion may have an adverse effect on the public's desire to use propane.

 The Retail Propane Business Faces Competition from Alternative Energy Sources

  Propane is sold in competition with other sources of energy, some of which are less costly for equivalent energy value. The Partnership competes for customers against suppliers of natural gas. Because of the significant cost advantage of natural gas over propane, propane is generally not competitive with natural gas in those areas where natural gas is readily available. The expansion of the nation's natural gas distribution systems has resulted in the availability of natural gas in areas that previously depended upon propane. To a lesser extent, the Partnership also competes for customers against suppliers of electricity and fuel oil. The General Partner cannot predict the effect that the development of alternative energy sources might have on the operations of the Partnership.

RISKS INHERENT IN AN INVESTMENT IN THE PARTNERSHIP

 Cash Distributions Are Not Guaranteed and May Fluctuate with Partnership Performance

  Although the Partnership distributes all of its Available Cash, there can be no assurance regarding the amounts of Available Cash that the Partnership will generate. The actual amounts of Available Cash will depend upon numerous factors, including profitability of operations, required principal and interest payments on the Partnership's debt, the cost of acquisitions (including related debt service payments), the issuance of debt and equity securities by the Partnership, fluctuations in working capital, capital expenditures, adjustments in reserves, prevailing economic conditions and financial, business and other factors, some of which may be beyond the control of the General Partner. Cash distributions are dependent primarily on cash flow, including from reserves, and not on profitability, which is affected by non-cash items. Therefore, cash distributions may be made during periods when the Partnership records losses and may not be made during periods when the Partnership records profits.

  The Partnership Agreement gives the General Partner discretion in establishing reserves for the proper conduct of the Partnership's business that will affect the amount of Available Cash. Because the business of the Partnership is seasonal, the General Partner expects that it will make additions to reserves during certain of the Partnership's fiscal quarters in order to fund operating expenses and distributions to partners with respect to other fiscal quarters. In addition, the Partnership is required to make reserves for the future payment of principal and interest on the First Mortgage Notes and in certain instances for the future payment of principal and interest under the Bank Credit Facilities and other indebtedness of the Partnership. The Partnership anticipates that reserves for interest on the First Mortgage Notes will be established at approximately $1.8 million at each December 31 and June 30, and the reserves will be eliminated when interest payments are made on the First Mortgage Notes in March and September. Reserves for repayment of principal on the First Mortgage Notes are not required until December 31, 2000 and then will equal 50% of the next installment at each December 31 and June 30 and the reserves will be eliminated when principal payments are made on the First Mortgage Notes in March and September. In addition, the First Mortgage Notes and the Bank Credit Facilities limit the Operating Partnership's ability to distribute cash to the Partnership. Distributions from the Operating Partnership will be the Partnership's primary source of Available Cash. As a result of these and other factors, there can be no assurance regarding the actual levels of cash distributions by the Partnership, and the Partnership's ability to distribute cash may be limited during the existence of any events of default under any of the Partnership's debt instruments.

 The Partnership's Indebtedness May Limit the Partnership's Ability to Make Distributions and May Affect its Operations

  At December 31, 1997 the Partnership's total indebtedness as a percentage of total capitalization was approximately 57.2%. As a result, the Partnership is significantly leveraged and has indebtedness that is substantial in relation to its partners' equity. The ability of the Partnership to make principal and interest payments will depend on future performance which is subject to many factors, some of which will be outside the Partnership's control. Certain of the Partnership's indebtedness contain provisions relating to change of control. In particular, the First Mortgage Notes and the Bank Credit Facilities require the General Partner to serve as general partner of the Partnership and to maintain with its Affiliates ownership of a minimum number of Units. If such change of control provisions are triggered, (i) under the Bank Credit Facilities, all outstanding indebtedness may become due and (ii) under the First Mortgage Notes, the indebtedness will be re-rated by a rating agency. In such event, there is no assurance that the Partnership will be able to pay the indebtedness, in which case the lenders would have the right to foreclose on the Partnership's assets, which would have a material adverse effect on the Partnership. There is no restriction on the ability of the General Partner to enter into a transaction which would trigger such change of control provisions. In addition, all of the Partnership's indebtedness is secured by substantially all of the assets of the Partnership and will contain covenants that limit the ability of the Operating Partnership to distribute cash and to incur additional indebtedness. In the case of a continuing default by the Partnership under such indebtedness, the lenders would have the right to foreclose on the Partnership's assets, which would have a material adverse effect on the Partnership. Payment of principal and interest on such indebtedness, as well as compliance with the requirements and covenants of such indebtedness, may limit the Partnership's ability to make distributions to Unitholders. The Partnership's leverage may also adversely affect the ability of the Partnership to finance its future operations and capital needs, may limit its ability to pursue other business opportunities and may make its results of operations more susceptible to adverse economic conditions.

 Holders of Common Units Have Limited Voting Rights; The General Partner Manages and Operates the Partnership

  The General Partner manages and operates the Partnership. Unlike the holders of common stock in a corporation, holders of outstanding Common Units have only limited voting rights on matters affecting the Partnership's business. Holders of Common Units have no right to elect the General Partner on an annual or other continuing basis, and the General Partner generally may not be removed except pursuant to the vote of the holders of not less than 66 2/3% of the outstanding Units, excluding those held by the General Partner and its Affiliates. As a result, holders of Common Units have limited influence on matters affecting the operation of the Partnership and third parties may find it difficult to attempt to gain control or influence the activities of the Partnership.

 The Partnership May Issue Additional Units, Diluting Existing Unitholders' Interests

  The Partnership may issue an unlimited number of additional limited partner interests of the Partnership for such consideration and on such terms as shall be established by the General Partner in its sole discretion without the approval of the Unitholders. Prior to the end of the Subordination Period, however, the Partnership may not issue equity securities ranking senior to the Common Units or more than 1,300,000 additional Common Units or an equivalent number of securities ranking on a parity with the Common Units (excluding Common Units or parity Units issued upon conversion of Subordinated Units, in connection with certain acquisitions or to repay certain indebtedness), without the approval of a Unit Majority. The Common Units offered in the December 1997 Offering (to the extent that the proceeds therefrom were used to refinance acquisition debt) and the Common Units issued to Star Gas in connection with the Pearl Gas Acquisition will be excluded from such 1,300,000 Common Units. The effect of any such issuance may be to dilute the interests of holders of Units in distributions by the Partnership and to make it more difficult for a person or group to remove the General Partner as a general partner or otherwise change management of the Partnership.

 The General Partner Will Have a Limited Call Right with Respect to the Common Units

  If, at any time, not more than 20% of the issued and outstanding Common Units are held by persons other than the General Partner and its Affiliates, the General Partner will have the right, which it may assign to any of its Affiliates or the Partnership, to acquire all, but not less than all, of the remaining Common Units held by such unaffiliated persons at specified prices. As a consequence of the General Partner's right to purchase outstanding Common Units, a Unitholder may have his Common Units purchased from him even though he may not desire to sell them, and the price paid may be less than the amount the Unitholder would desire to receive upon the sale of his Common Units.

 Change of Management Provisions

  The Partnership Agreement contains certain provisions that may discourage a person or group from attempting to remove the General Partner as general partner. The Partnership Agreement provides that if the General Partner is removed other than for Cause, the Subordination Period will end, all arrearages on the Common Units will terminate and all outstanding Subordinated Units will convert into Common Units. The effect of these provisions may be to diminish the price at which the Common Units will trade under certain circumstances.

 Unitholders May Not Have Limited Liability in Certain Circumstances

  The limitations on the liability of holders of Common Units for the obligations of a limited partnership have not been clearly established in some states. If it were determined that the Partnership had been conducting business in any state without compliance with the applicable limited partnership statute, or that the right or the exercise of the right by the holders of Common Units as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement or to take other action pursuant to the Partnership

Agreement constituted participation in the "control" of the Partnership's business, then a holder of Common Units could be held liable under certain circumstances for the Partnership's obligations to the same extent as the General Partner.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITY

  Conflicts of interest have arisen and could arise in the future as a result of the relationships between the General Partner and its Affiliates, on the one hand, and the Partnership or any partner thereof, on the other. The directors and officers of the General Partner have fiduciary duties to manage the General Partner in a manner beneficial to the shareholder of the General Partner. At the same time, the General Partner, as general partner, has fiduciary duties to manage the Partnership in a manner beneficial to the Partnership and the Unitholders. The duties of the General Partner, as general partner, to the Partnership and the Unitholders, therefore, may come into conflict with the duties of the directors and officers of the General Partner to its sole shareholder, Petro.

  Such conflicts of interest might arise in the following situations, among others:

    (i) Decisions of the General Partner with respect to the amount and timing of cash expenditures, borrowings, issuances of additional Units and reserves in any quarter will affect whether or the extent to which there is sufficient Available Cash from Operating Surplus to meet the Minimum Quarterly Distribution and Target Distribution Levels on all Units in a given quarter. In addition, actions by the General Partner may have the effect of enabling the General Partner to receive incentive distributions or accelerating the expiration of the Subordination Period or the conversion of Subordinated Units into Common Units.

    (ii) The Partnership does not have any employees and relies solely on employees of the General Partner and its Affiliates.

    (iii) Under the terms of the Partnership Agreement, the Partnership will reimburse the General Partner and its Affiliates for costs incurred in managing and operating the Partnership, including costs incurred in rendering corporate staff and support services to the Partnership.

    (iv) Whenever possible, the General Partner intends to limit the Partnership's liability under contractual arrangements to all or particular assets of the Partnership, with the other party thereto to have no recourse against the General Partner or its assets.

    (v) Any agreements between the Partnership and the General Partner and its Affiliates will not grant to the holders of Common Units, separate and apart from the Partnership, the right to enforce the obligations of the General Partner and such Affiliates in favor of the Partnership. Therefore, the General Partner, in its capacity as the general partner of the Partnership, will be primarily responsible for enforcing such obligations.

    (vi) Under the terms of the Partnership Agreement, the General Partner is not restricted from causing the Partnership to pay the General Partner or its Affiliates for any services rendered on terms that are fair and reasonable to the Partnership or entering into additional contractual arrangements with any of such entities on behalf of the Partnership. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner and its Affiliates, on the other, are or will be the result of arm's-length negotiations.

    (vii) The General Partner may exercise its right to call for and purchase Units as provided in the Partnership Agreement or assign such right to one of its Affiliates or to the Partnership.

    (viii) The Partnership Agreement provides that, subject to certain restrictions, it will not constitute a breach of the General Partner's fiduciary duties to the Partnership or the Unitholders for the General Partner's Affiliates, including Petro, to engage in activities of the type conducted by the Partnership, even if in direct competition with the Partnership. The General Partner and its Affiliates have no obligation to present business opportunities to the Partnership.

  Petro has agreed with the Partnership that neither Petro nor any of its Affiliates will acquire a business which derives any revenues from the sale of propane, if, after giving effect to such acquisition, Petro's Pro Forma

Propane Volumes would equal or exceed the lesser of (i) 15% of the Partnership's reported propane volume sold for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of such acquisition or (ii) 15 million gallons of propane. Petro's "Pro Forma Propane Volumes" means that actual propane volumes sold by Petro and any of its Affiliates (other than the Partnership) for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of determination plus the propane volumes sold by the propane business to be acquired for the most recently completed four fiscal quarters which ended at least 90 days prior to the date of determination. In addition, in the event Petro or an Affiliate owns a propane business, Petro or such Affiliate may not accept as a customer any person who is a customer of the Partnership.

  Notwithstanding the above, there are no restrictions on the ability of Petro or other Affiliates of the General Partner to engage in the sale of propane outside the continental United States or to trade or store propane. Petro has advised the Partnership that it currently has no plans to acquire any propane business, engage in the sale of propane outside the continental United States or to trade or store propane.

  Unless provided for otherwise in the partnership agreement, Delaware law generally requires a general partner of the Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Partnership Agreement expressly permits the General Partner to resolve conflicts of interest between itself or its Affiliates on the one hand, and the Partnership or the Unitholders, on the other, and to consider, in resolving such conflicts of interest and actions of the General Partner and its Affiliates that might otherwise be prohibited, including those described in paragraphs (i)-(viii) above, and provides that such conflicts of interest and actions do not constitute a breach by the General Partner of any duty stated or implied by law or equity. The General Partner will not be in breach of its obligations under the Partnership Agreement or its duties to the Partnership or the Unitholders if the resolution of such conflict is fair and reasonable to the Partnership. The latitude given in the Partnership Agreement to the General Partner in resolving conflicts of interest may significantly limit the ability of a Unitholder to challenge what might otherwise be a breach of fiduciary duty. The General Partner believes, however, that such latitude is necessary and appropriate to enable it to serve as the general partner of the Partnership without undue risk of liability.

  The Partnership Agreement expressly limits the liability of the General Partner by providing that the General Partner, its Affiliates and its officers and directors will not be liable for monetary damages to the Partnership, the limited partners or assignees for errors of judgment or for any actual omissions if the General Partner and other persons acted in good faith. In addition, the Partnership is required to indemnify the General Partner, its Affiliates and their respective officers, directors, employees and agents to the fullest extent permitted by law, against liabilities, costs and expenses incurred by the General Partner or such other persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the Partnership and, with respect to any criminal proceedings, had no reasonable cause to believe the conduct was unlawful.

  The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and the General Partner has not obtained an opinion of counsel covering the provisions set forth in the Partnership Agreement that purport to waive or restrict the fiduciary duties of the General Partner that would be in effect under common law were it not for the Partnership Agreement.

TAX RISKS

  For a general discussion of the expected federal income tax consequences of owning and disposing of Units, see "Tax Considerations."

 Tax Treatment Is Dependent on Partnership Status

  The availability to a Unitholder of the federal income tax benefits of an investment in the Partnership depends, in large part, on the classification of the Partnership (unless the context requires otherwise, references in this subdivision to the Partnership are references to both the Partnership and the Operating Partnership) as a partnership for federal income tax purposes. Based on certain representations by the General Partner, counsel is of the opinion that, under current law, the Partnership has been and will continue to be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to such status has been or will be requested, and the opinion of counsel is not binding on the IRS. One of the representations of the General Partner on which the opinion of counsel is based is that at least 90% of the Partnership's gross income for each taxable year has been and will be "qualifying income." Whether the Partnership will continue to be classified as a partnership in part depends, therefore, on the Partnership's ability to meet this qualifying income test in the future. See "Tax Considerations-- Partnership Status."

  If the Partnership were classified as a corporation for federal income tax purposes, the Partnership would pay tax on its income at corporate rates, distributions would generally be taxed to the Unitholders as corporate distributions, and no income, gain, losses or deductions would flow through to the Unitholders. Because a tax would be imposed upon the Partnership as an entity, the cash available for distribution to the Unitholders would be substantially reduced. Treatment of the Partnership as an association taxable as a corporation or otherwise as a taxable entity would result in a material reduction in the anticipated cash flow and after-tax return to the Unitholders and this would likely result in a substantial reduction in the value of the Units. See "Tax Considerations--Partnership Status."

  There can be no assurance that the law will not be changed so as to cause the Partnership to be treated as an entity taxable as a corporation for federal income tax purposes or otherwise to be subject to entity-level taxation. The Partnership Agreement provides that, if a law is enacted or existing law is modified or interpreted in a manner that subjects the Partnership to taxation as a corporation or otherwise subjects the Partnership to entity-level taxation for federal, state or local income tax purposes, certain provisions of the Partnership Agreement relating to the subordination of distributions on Subordinated Units will be subject to change, including a decrease in the amount of the Minimum Quarterly Distribution (and Target Distribution Levels) to reflect the impact of such law on the Partnership. See "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

 No IRS Ruling with Respect to Tax Consequences

  No ruling has been requested from the IRS with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income", or any other matter affecting the Partnership. Accordingly, the IRS may adopt positions that differ from counsel's conclusions expressed herein. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of counsel's conclusions, and some or all of such conclusions ultimately may not be sustained. The costs of any contest with the IRS will be borne directly or indirectly by some or all of the Unitholders and the General Partner.

 Deductibility of Losses

  In the case of taxpayers subject to the passive loss rules, losses generated by the Partnership, if any, will only be available to offset future income generated by the Partnership and cannot be used to offset income from other activities, including passive activities or investments. Unused losses may be deducted when the Unitholder disposes of all of his Units in a fully taxable transaction with an unrelated party. Net passive income from the Partnership may be offset by a Unitholder's unused Partnership losses carried over from prior years, but not by losses from other passive activities, including losses from other publicly traded partnerships. See "Tax Considerations--Tax Consequences of Unit Ownership--Limitations on Deductibility of Partnership Losses."

 Tax Liability Exceeding Cash Distribution

  A Unitholder will be required to pay federal income tax and, in certain cases, state and local income taxes on his allocable share of the Partnership's income, even if he receives no cash distributions from the Partnership. No assurance can be given that a Unitholder will receive cash distributions equal to his allocable share of taxable income from the Partnership or even the tax liability to him resulting from that income. Further, a holder of Units may incur a tax liability, in excess of the amount of cash received, upon the sale of his Units. See "Tax Considerations--Tax Consequences of Unit Ownership" and "--Disposition of Units."

 Bunching of Income

  Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who has a taxable year ending on other than December 31 and who disposes of Units following the close of the Partnership's taxable year but before the close of the Unitholder's taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for the Unitholder's taxable year with the result that the Unitholder will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "Tax Considerations--Disposition of Common Units--Allocations Between Transferors and Transferees."

 Ownership of Units by Tax-Exempt Organizations and Certain Other Investors

  Investment in Units by certain tax-exempt entities, regulated investment companies and foreign persons raises issues unique to such persons. For example, much of the taxable income derived by most organizations exempt from federal income tax (including IRAs and other retirement plans) from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder. See "Tax Considerations--Uniformity of Units-- Tax-Exempt Organizations and Certain Other Investors."

 Tax Shelter Registration; Potential IRS Audit

  The Partnership is registered with the IRS as a "tax shelter." No assurance can be given that the Partnership will not be audited by the IRS or that tax adjustments will not be made. The rights of a Unitholder owning less than a 1% profit interest in the Partnership to participate in the income tax audit process are very limited. Further, any adjustments in the Partnership's returns will lead to adjustments in the Unitholders' returns and may lead to audits of Unitholders' returns and adjustments of items unrelated to the Partnership. Each Unitholder would bear the cost of any expenses incurred in connection with an examination of such Unitholder's personal tax return.

 Possible Loss of Tax Benefits Relating to Non-uniformity of Units and Nonconforming Depreciation Conventions

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of Units must be maintained. To maintain uniformity and for other reasons, the Partnership has adopted certain depreciation and amortization conventions that do not conform with all aspects of certain proposed and final Treasury Regulations. A successful challenge to those conventions by the IRS could adversely affect the amount of tax benefits available to a purchaser of Units and could have a negative impact on the value of the Units. See "Tax Considerations--Uniformity of Units."

 State, Local and Other Tax Considerations

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which the Partnership does business or owns property. A Unitholder will likely be required to file state and local income tax returns and pay state and local income taxes in some or all of the various jurisdictions in which the Partnership does business or owns property and may be subject to penalties for failure to comply with those requirements. The General Partner anticipates that substantially all of the Partnership's income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Rhode Island, each of which currently imposes a personal income tax. It is the responsibility of each Unitholder to file all United States federal, state and local tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership. See "Tax Considerations--State, Local and Other Tax Considerations."

 Tax Gain or Loss on Disposition of Units

  A Unitholder who sells Units will recognize gain or loss equal to the difference between the amount realized (including his share of Partnership nonrecourse liabilities) and his adjusted tax basis in such Units. Thus, prior Partnership distributions in excess of cumulative net taxable income in respect of a Unit which decreased a Unitholder's tax basis in such Unit will, in effect, become taxable income if the Unit is sold at a price greater than the Unitholder's tax basis in such Units, even if the price is less than his original cost. A portion of the amount realized (whether or not representing gain) may be ordinary income. Furthermore, should the IRS successfully contest certain conventions to be used by the Partnership, a Unitholder could realize more gain on the sale of Units than would be the case under such conventions without the benefit of decreased income in prior years.

 Reporting of Partnership Tax Information and Audits

  The Partnership will furnish each holder of Units with a Schedule K-1 that sets forth his allocable share of income, gains, losses and deductions. In preparing these schedules, the Partnership will use the various accounting and reporting conventions and adopt various depreciation and amortization methods. There is no assurance that these schedules will yield a result that conforms to statutory or regulatory requirements or to administrative pronouncements of the IRS. Further, the Partnership's tax return may be audited, and any such audit could result in an audit of a partner's individual tax return as well as increased liabilities for taxes because of adjustments resulting from the audit.

                 PRICE RANGE OF COMMON UNITS AND DISTRIBUTION

  The Common Units, representing common limited partner interests in the Partnership, are listed and traded on the Nasdaq National Market under the symbol SGASZ. The Common Units began trading on December 20, 1995, at an initial public offering price of $22.00 per Common Unit. The following table sets forth the closing high and low sales prices for the Common Units on the Nasdaq National Market and the cash distribution declared per Common Unit for the periods indicated.

                     COMMON UNIT CLOSING SALES PRICE RANGE

                                                                               CASH
                                                                           DISTRIBUTIONS
                                 HIGH                    LOW             DECLARED PER UNIT
                         ----------------------- ----------------------- -----------------
                          1998      1997   1996   1998      1997   1996  1998  1997  1996
FISCAL QUARTER           ------    ------ ------ ------    ------ ------ ----- ----- -----
First Quarter........... $23.38    $23.88 $22.50 $20.88    $21.75 $22.00 $0.55 $0.55   --
Second Quarter.......... $24.00(a) $24.63 $22.50 $21.38(a) $20.75 $21.13   --  $0.55   --
Third Quarter...........    --     $21.88 $22.00    --     $19.00 $19.75   --  $0.55 $0.62(b)
Fourth Quarter..........    --     $23.50 $24.75    --     $21.00 $20.50   --  $0.55 $0.55

--------
(a) Through February 27, 1998.
(b) This distribution amounted to $0.6225 per unit and represented a pro rata distribution of $0.0725 per unit for the period December 20, 1995 to December 31, 1995 and a quarterly distribution of $0.55 per unit for the three months ended March 31, 1996.

  As of March 3, 1998, there were approximately 136 holders of record of the Partnership's Common Units. There is no established public trading market for the Partnership's 2,396,078 Subordinated Units which are all held by the General Partner. The Partnership makes quarterly distributions to its Partners in an aggregate amount equal to its Available Cash for such quarter. See "Cash Distribution Policy."

                           CASH DISTRIBUTION POLICY

  The Partnership distributes to its partners, on a quarterly basis, all its Available Cash in the manner described herein. "Available Cash" is defined in the Glossary and generally means, with respect to any fiscal quarter of the Partnership, all cash on hand at the end of such quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the Partnership's business, (ii) comply with applicable law or any Partnership debt instrument or other agreement or (iii) provide funds for distributions to the Unitholders and the General Partner during the next four quarters.

  Cash distributions will be characterized as distributions from either Operating Surplus or Capital Surplus. This distinction affects the amounts distributed to Unitholders in relation to the General Partner, and under certain circumstances it determines whether holders of Subordinated Units receive any distributions. See "--Quarterly Distributions of Available Cash."

  Operating Surplus generally refers to (i) the cash balance of the Partnership on the date the Partnership commenced operations, plus $6.0 million, plus all cash receipts of the Partnership, less (ii) all Partnership operating expenses (including expenses of the General Partner incurred on behalf of the Partnership), debt service payments, maintenance capital expenditures and reserves established for future Partnership operations.

  Capital Surplus will generally be generated only by borrowings (other than for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets, all as disposed of in the ordinary course of business).

  To avoid the difficulty of trying to determine whether Available Cash distributed by the Partnership is from Operating Surplus or Capital Surplus, all Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash (irrespective of its source) will be deemed to be Capital Surplus and distributed accordingly.

  If Capital Surplus is distributed in respect of each Common Unit in an aggregate amount per Unit equal to $22.00 per Common Unit (the "Initial Unit Price"), the distinction between Operating Surplus and Capital Surplus will cease, and all distributions will be treated as from Operating Surplus. The General Partner does not expect that there will be significant distributions from Capital Surplus.

  The Subordinated Units are a separate class of interests in the Partnership, and the rights of holders of such interests to participate in distributions differ from the rights of the holders of Common Units. For any given quarter, Available Cash will be distributed to the General Partner and to the holders of Common Units, and it may also be distributed to the holders of Subordinated Units, depending upon the amount of Available Cash for the quarter, amounts distributed in prior quarters, whether the Subordination Period has ended and other factors discussed below.

  The discussion below indicates the percentages of cash distributions required to be made to the General Partner and the Common Unitholders and the circumstances under which holders of Subordinated Units are entitled to cash distributions and the amounts thereof. For a discussion of Available Cash from Operating Surplus available for distributions with respect to the Units on a pro forma basis, see "--Cash Available for Distribution."

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

  The Partnership will make distributions to its partners with respect to each fiscal quarter of the Partnership prior to liquidation in an amount equal to all of its Available Cash for such quarter. Distributions will be made approximately 45 days after each March 31, June 30, September 30 and December 31, to holders of record on the applicable record date.

  With respect to each quarter during the Subordination Period, to the extent there is sufficient Available Cash, the holders of Common Units will have the right to receive the Minimum Quarterly Distribution, plus any Cumulative Common Unit Arrearages, prior to any distribution of Available Cash to the holders of Subordinated Units. Upon expiration of the Subordination Period, all Subordinated Units will be converted (on a one-for-one basis) into Common Units and will participate pro rata with all other holders of Common Units in future distributions of Available Cash. Under certain circumstances, up to 1,198,040 Subordinated Units may convert into Common Units prior to the expiration of the Subordination Period. Common Units will not accrue arrearages for any quarter after the Subordination Period, and Subordinated Units will not accrue any arrearages with respect to distributions for any quarter.

  The Minimum Quarterly Distribution and the Target Distribution Levels are subject to adjustment as described below under "--Distributions from Capital Surplus" and "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

DISTRIBUTIONS FROM OPERATING SURPLUS DURING SUBORDINATION PERIOD

  The Subordination Period will generally extend until the first day of any quarter beginning on or after January 1, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on the first day after the record date established for any quarter ending on or after March 31, 1999 (with respect to 599,020 of the Subordinated Units) and March 31, 2000 (with respect to an additional 599,020 of the Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units.

  Upon expiration of the Subordination Period, all remaining Subordinated Units will convert into Common Units and will thereafter participate pro rata with the other Common Units in distributions of Available Cash. In addition, if the General Partner is removed other than for Cause, the Subordination Period will end, the existing arrearages on the Common Units will terminate and the Subordinated Units will immediately convert into Common Units.

  "Adjusted Operating Surplus" for any period generally means Operating Surplus generated during such period, but excluding (i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period, but including (x) any net decrease in working capital borrowings during such period and (y) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium.

  Distributions by the Partnership of Available Cash from Operating Surplus with respect to any quarter during the Subordination Period will be made in the following manner:

  first, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter;

  second, 98% to the Common Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit an amount equal to any Cumulative Common Unit Arrearages on each Common Unit with respect to any prior quarter;

  third, 98% to the Subordinated Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

  thereafter, in the manner described in "--Incentive Distributions" below.

  The above references to the 2% of Available Cash constituting Operating Surplus distributed to the General Partner are references to the amount of the General Partner's percentage interest in distributions from the Partnership and the Operating Partnership on a combined basis. The General Partner owns a 1% general partner interest in the Partnership and a 1.0101% general partner interest in the Operating Partnership. Other references in this Prospectus to the General Partner's 2% interest or to distributions of 2% of Available Cash are also references to the amount of the General Partner's combined percentage interest in the Partnership and the Operating Partnership.

DISTRIBUTIONS FROM OPERATING SURPLUS AFTER SUBORDINATION PERIOD

  Distributions by the Partnership of Available Cash constituting Operating Surplus with respect to any quarter after the Subordination Period will be made in the following manner:

  first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until there has been distributed in respect of each Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

  thereafter, in the manner described in "--Incentive Distributions" below.

INCENTIVE DISTRIBUTIONS

  For any quarter for which Available Cash from Operating Surplus is distributed in respect of both the Common Units and the Subordinated Units in an amount equal to the Minimum Quarterly Distribution and Available Cash has been distributed on outstanding Common Units in such amount as may be necessary to eliminate any Cumulative Common Unit Arrearages, then any additional Available Cash from Operating Surplus in respect of such quarter will be distributed among the Unitholders and the General Partner in the following manner:

  first, 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.604 for such quarter in respect of each Unit (the "First Target Distribution");

  second, 85% to all Unitholders, pro rata, and 15% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.711 for such quarter in respect of each Unit (the "Second Target Distribution");

  third, 75% to all Unitholders, pro rata, and 25% to the General Partner, until the Unitholders have received (in addition to any distributions to Common Unitholders to eliminate any Cumulative Common Unit Arrearages) a total of $0.926 for such quarter in respect of each Unit (the "Third Target Distribution"); and

  thereafter, 50% to all Unitholders, pro rata, and 50% to the General
Partner.

  The following table illustrates the percentage allocation of any such additional Available Cash among the Unitholders and the General Partner up to the various Target Distribution Levels at each different level of allocation between the Unitholders and the General Partner. The amounts set forth under "Marginal Percentage Interest in Distributions" are the percentage interests of the Unitholders and the General Partner in any Available Cash from Operating Surplus distributed up to and including the quarterly distribution amount shown, until Available Cash reaches the next Target Distribution Level, if any. The calculations are based on the assumption that the quarterly distribution amounts shown do not include any Cumulative Common Unit Arrearages. The percentage interests shown for the Unitholders and the General Partner for the Minimum Quarterly Distribution are also applicable to quarterly distribution amounts that are less than the Minimum Quarterly Distribution.

                                               MARGINAL PERCENTAGE
                                  TOTAL     INTEREST IN DISTRIBUTIONS
                                QUARTERLY   ------------------------------
                               DISTRIBUTION                    GENERAL
                                  AMOUNT     UNITHOLDERS       PARTNER
                               ------------ --------------    ------------
      Minimum Quarterly
       Distribution...........    $0.550          98%              2%
      First Target
       Distribution...........    $0.604          98%              2%
      Second Target
       Distribution...........    $0.711          85%             15%
      Third Target
       Distribution...........    $0.926          75%             25%
      Thereafter..............       --           50%             50%

DISTRIBUTIONS FROM CAPITAL SURPLUS

  Distributions by the Partnership of Available Cash from Capital Surplus will be made 98% to all Unitholders, pro rata, and 2% to the General Partner, until the Partnership shall have distributed, in respect of each Unit, Available Cash from Capital Surplus in an aggregate amount per Unit equal to the Initial Unit Price. Thereafter, all distributions from Capital Surplus will be distributed as if they were from Operating Surplus.

  As a distribution is made from Capital Surplus, it is treated as if it were a repayment of the Initial Unit Price. To reflect such repayment, the Minimum Quarterly Distribution and the Target Distribution Levels will be adjusted downward by multiplying each such amount by a fraction, the numerator of which is the Unrecovered Initial Unit Price immediately after giving effect to such repayment and the denominator of which is the Unrecovered Initial Unit Price immediately prior to such repayment. For example, based on the Unrecovered Initial Unit Price of $22.00 per Unit and assuming Available Cash from Capital Surplus of $11.00 per Unit is distributed to Unitholders (assuming no prior adjustments), then the amount of the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 50% of its initial level.

  When "payback" of the Initial Unit Price has occurred, i.e., when the Unrecovered Initial Unit Price is zero, then in effect the Minimum Quarterly Distribution and the Target Distribution Levels each will have been reduced to zero. Thereafter, all distributions of Available Cash from all sources will be treated as if they were from Operating Surplus and, because the Minimum Quarterly Distribution and the Target Distribution Levels will have been reduced to zero, the General Partner will be entitled to receive 50% of all distributions of Available Cash after distributions in respect of Cumulative Common Unit Arrearages.

  Distributions from Capital Surplus will not reduce the Minimum Quarterly Distribution or any of the Target Distribution Levels for the quarter with respect to which they are distributed.

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

  In addition to adjustments made upon a distribution of Available Cash from Capital Surplus, the Minimum Quarterly Distribution, the Target Distribution Levels, the Unrecovered Initial Unit Price, the number of additional Common Units issuable during the Subordination Period without a Unitholder vote, the number of Common Units issuable upon conversion of the Subordinated Units and other amounts calculated on a per Unit basis will be proportionately adjusted upward or downward, as appropriate, in the event of any combination or subdivision of Common Units (whether effected by a distribution payable in Common Units or otherwise), but not by reason of the issuance of additional Common Units for cash or property. For example, in the event of a two-for-one split of the Common Units (assuming no prior adjustments), the Minimum Quarterly Distribution, the Target Distribution Levels and the Unrecovered Initial Unit Price would each be reduced to 50% of its initial level.

  The Minimum Quarterly Distribution and Target Distribution Levels may also be adjusted if legislation is enacted or if existing law is modified or interpreted by the relevant governmental authority in a manner that causes the Partnership to become taxable as a corporation or otherwise subjects the Partnership to taxation as an entity for federal, state or local income tax purposes. In such event, the Minimum Quarterly Distribution and Target Distribution Levels for each quarter thereafter would be reduced to amounts equal to the product of (i) the respective Minimum Quarterly Distribution or Target Distribution Level multiplied by (ii) one minus the sum of (x) the maximum marginal federal income tax rate to which the Partnership is then subject as an entity plus (y) any increase in the effective overall state and local income tax rate to which the Partnership is subject as a result of the new imposition of the entity level tax (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes). For example, assuming the Partnership was not previously subject to state and local income tax, if the Partnership were to become taxable as an entity for federal income tax purposes and the Partnership became subject to a maximum marginal federal, and effective state and local, income tax rate of 38%, then the Minimum Quarterly Distribution and the Target Distribution Levels would each be reduced to 62% of the amount thereof immediately prior to such adjustment.

DISTRIBUTIONS OF CASH UPON LIQUIDATION

  Following the commencement of the dissolution and liquidation of the Partnership, assets will be sold or otherwise disposed of and the partners' capital account balances will be adjusted to reflect any resulting gain or loss. The proceeds of such liquidation will, first, be applied to the payment of creditors of the Partnership in the order of priority provided in the Partnership Agreement and by law and, thereafter, be distributed to the Unitholders and the General Partner in accordance with their respective capital account balances, as so adjusted.

  Partners are entitled to liquidation distributions in accordance with capital account balances. Although operating losses are allocated to all Unitholders pro rata, the allocations of gains and losses attributable to liquidation are intended to entitle the holders of outstanding Common Units to a preference over the holders of outstanding Subordinated Units upon the liquidation of the Partnership, to the extent of the Unrecovered Initial Unit Price plus any Cumulative Common Unit Arrearages. However, no assurance can be given that there will be sufficient gain upon liquidation of the Partnership to enable the holders of Common Units to fully recover all of such amounts, even though there may be cash available for distribution to the holders of Subordinated Units. The manner of such adjustment is provided in the Partnership Agreement. Any gain (or unrealized gain attributable to assets distributed in kind) will be allocated to the partners as follows:

  first, to the General Partner and the holders of Units that have negative balances in their capital accounts to the extent of and in proportion to such negative balance;

  second, 98% to the holders of Common Units, pro rata, and 2% to the General Partner, until the capital account for each Common Unit is equal to the Unrecovered Initial Unit Price in respect of such Common Unit

(including the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs) plus any Cumulative Common Unit Arrearages in respect of such Common Units;

  third, 98% to the holders of Subordinated Units, pro rata, and 2% to the General Partner, until the capital account for each Subordinated Unit is equal to the Unrecovered Subordinated Unit Capital (including the amount of the Minimum Quarterly Distribution for the fiscal quarter during which the dissolution occurs) in respect of a Subordinated Unit;

  fourth, 98% to all Unitholders, pro rata and 2% to the General Partner, until there has been allocated under this clause fourth an amount per Unit equal to (a) the excess of the First Target Distribution per Unit over the Minimum Quarterly Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Minimum Quarterly Distribution per Unit that was distributed 98% to the Unitholders, pro rata, and 2% to the General Partner, for each quarter of the Partnership's existence;

  fifth, 85% to all Unitholders, pro rata, and 15% to the General Partner until there has been allocated under this clause fifth an amount per Unit equal to (a) the excess of the Second Target Distribution per Unit over the First Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the First Target Distribution per Unit that was distributed 85% to the Unitholders, pro rata, and 15% to the General Partner, for each quarter of the Partnership's existence;

  sixth, 75% to all Unitholders, pro rata, and 25% to the General Partner, until there has been allocated under this clause sixth an amount per Unit equal to (a) the excess of the Third Target Distribution per Unit over the Second Target Distribution per Unit for each quarter of the Partnership's existence, less (b) the amount per Unit of any distributions of Available Cash from Operating Surplus in excess of the Second Target Distribution per Unit that was distributed 75% to the Unitholders, pro rata, and 25% to the General Partner, for each quarter of the Partnership's existence; and

  thereafter, 50% to all Unitholders, pro rata, and 50% to the General
Partner.

  Any loss or unrealized loss will be allocated to the General Partner and the Unitholders as follows: first, 98% to the Subordinated Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Subordinated Unitholders' respective capital accounts have been reduced to zero; second, 98% to the Common Unitholders in proportion to the positive balances in their respective capital accounts, and 2% to the General Partner, until the positive balances in such Common Unitholders' respective capital accounts have been reduced to zero; and thereafter, to the General Partner.

  Interim adjustments to Capital Accounts will be made at the time the Partnership issues additional interests in the Partnership or makes distributions of property. Such adjustments will be based on the fair market value of the interests issued or the property distributed and any gain or loss resulting therefrom will be allocated to the Unitholders in the same manner as gain or loss is allocated upon liquidation.

                                USE OF PROCEEDS

  Except as may otherwise be described in a Prospectus Supplement relating to an offering of Common Units, the net proceeds from the sale of the Common Units will be used for general partnership purposes. Any allocation of the net proceeds of an offering of Common Units to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

      MANAGEMENT--DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

PARTNERSHIP MANAGEMENT

  The General Partner manages and operates the activities of the Partnership. Unitholders do not directly or indirectly participate in the management or operation of the Partnership. The General Partner owes a fiduciary duty to the Unitholders. Notwithstanding any limitation on obligations or duties, the General Partner is liable, as the general partner of the Partnership, for all debts of the Partnership (to the extent not paid by the Partnership), except to the extent that indebtedness or other obligations incurred by the Partnership are made specifically non-recourse to the General Partner. In addition, if the Operating Partnership defaults under the First Mortgage Notes or the Bank Credit Facilities, the General Partner will be liable for any deficiency remaining after foreclosure on the Operating Partnership's assets.

  William P. Nicoletti and Elizabeth K. Lanier, who are neither officers or employees of the General Partner nor directors, officers or employees of any Affiliate of the General Partner, have been appointed to serve on the Audit Committee of the General Partner's Board of Directors with the authority to review, at the request of the General Partner, specific matters as to which the General Partner believes there may be a conflict of interest in order to determine if the resolution of such conflict proposed by the General Partner is fair and reasonable to the Partnership. Any matters approved by the Audit Committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all partners of the Partnership and not a breach by the General Partner of any duties it may owe the Partnership or the Unitholders. In addition, the Audit Committee reviews external financial reporting of the Partnership, recommends engagement of the Partnership's independent accountants and reviews the Partnership's procedures for internal auditing and the adequacy of the Partnership's internal accounting controls. With respect to such additional matters, the Audit Committee may act on its own initiative to question the General Partner and, absent the delegation of specific authority by the entire Board of Directors, its recommendations with regard thereto will be advisory.

  As is commonly the case with publicly traded limited partnerships, the Partnership does not directly employ any of the persons responsible for managing or operating the Partnership. The management and employees of the Star Gas Group who managed and operated the propane business and assets prior to the IPO that are now owned by the Partnership continue to manage and operate the Partnership's business as officers and employees of the General Partner and its Affiliates.

DIRECTORS AND EXECUTIVE OFFICERS OF THE GENERAL PARTNER

  The following table sets forth certain information with respect to the directors and executive officers of the General Partner. Executive officers and directors are elected for one-year terms.

      NAME                             AGE   POSITION WITH THE GENERAL PARTNER
      ----                             --- -------------------------------------
      Irik P. Sevin(a)(b).............  50 Chairman of the Board of Directors
      Joseph P. Cavanaugh.............  60 President and Chief Executive Officer
      David R. Eastin.................  39 Vice President--Operations
      Norman L. Bushey................  68 Vice President--Safety/Compliance
      Richard F. Ambury...............  41 Vice President--Finance
      Audrey L. Sevin.................  71 Director and Secretary
      William G. Powers, Jr.(b).......  44 Director
      Thomas J. Edelman...............  46 Director
      Paul Biddelman..................  51 Director
      Wolfgang Traber(a)..............  53 Director
      William P. Nicoletti(c).........  52 Director
      Elizabeth K. Lanier(c)..........  46 Director

--------
(a) Member of the Compensation Committee
(b) Member of the Management Committee
(c) Member of the Audit Committee

  IRIK P. SEVIN has been the Chairman of the Board of Directors of Star Gas since December 1993. Mr Sevin has been a director of Petro since its organization in October 1983 and Chairman of the Board of Petro since January 1993. Mr. Sevin has been President of Petro, Inc. (a predecessor of Petro) since November 1979 and was President of Petro from 1983 through January 1997. Mr. Sevin was an associate in the investment banking division of Kuhn Loeb & Co. and then Lehman Brothers Kuhn Loeb Incorporated from February 1975 to December 1978. Mr. Sevin is a graduate of the Cornell University School of Industrial and Labor Relations (B.S.), New York University School of Law (J.D.) and the Columbia University School of Business Administration (M.B.A.).

  JOSEPH P. CAVANAUGH has been President and Chief Executive Officer of Star Gas since December 1997. Mr. Cavanaugh was Senior Vice President--Safety and Compliance of Petro from January 1993 through November 1997. From October 1985 to January 1993, Mr. Cavanaugh was Vice President of Petro. Mr. Cavanaugh was Controller of Petro, Inc. from 1973 to 1985 and of Petro from its organization in 1983 until 1994. Mr. Cavanaugh has also taken an active role in assisting the Partnership's management with the development of safety/compliance programs, assisting with acquisitions and their subsequent integration into the Partnership and with the Partnership's risk management efforts, since Petro's initial involvement with the Star Gas Group in 1993. Mr. Cavanaugh is a graduate of Iona College (B.B.A.) and Pace University (M.S. in Taxation).

  DAVID R. EASTIN has served as Vice President of Operations of Star Gas since September 1995. He joined Star Gas in 1992, and served as a Regional Manager and as Director of Operations--Eastern Area. Prior to joining Star Gas, he was employed by Ferrellgas, Inc. (1987 through 1992) and a predecessor company, Buckeye Gas Products (1980 through 1987), in a variety of operational capacities. Mr. Eastin is a graduate of the University of Tulsa (B.S. 1980) and Duquesne University (M.B.A. 1985).

  NORMAN L. BUSHEY has served as Vice President of Safety/Compliance of the General Partner since September 1995. Prior thereto he served as the Northeast Area Safety Manager for Star Gas following Star Gas' acquisition of Maingas, Inc. in 1988. From 1974 through 1988, Mr. Bushey served as Vice President and General Manager of Maingas, Inc. From 1953 through 1974, Mr. Bushey was employed by Suburban Propane.

  RICHARD F. AMBURY has been Vice President of Finance of Star Gas since February 1996. Prior to joining Star Gas, he was employed by Petro from 1983 through 1996 where he served in various accounting/finance capacities. Prior to joining Petro, Mr. Ambury was employed by a predecessor firm of KPMG Peat Marwick LLP. Mr. Ambury is a graduate of Marist College (B.S. 1979) and has been a certified public accountant since 1981.

  AUDREY L. SEVIN has been a director of Star Gas since December 1993 and the Secretary of Star Gas since June 1994. Mrs. Sevin has been a director and Secretary of Petro since its organization in October 1983. Mrs. Sevin was a director, executive officer and principal shareholder of A. W. Fuel Co., Inc. from 1952 until its purchase by Petro Inc. in May 1981. Mrs. Sevin is a graduate of New York University (B.S.).

  WILLIAM G. POWERS, JR. has been a Director of Star Gas since December 1997. Mr. Powers has been President of Petro since December 1997. Mr. Powers was President of Star Gas from December 1993 through November 1997. Prior to joining Star Gas, he was employed by Petro from 1984 to 1993 where he served in various capacities, including Regional Operations Manager and Vice President of Acquisitions. He has participated in over 90 acquisitions for Petro. From 1977 to 1983, he was employed by The Augsbury Corporation, a company engaged in the wholesale and retail distribution of fuel oil and gasoline throughout New York and New England and served as Vice President of Marketing and Operations. Mr. Powers is a graduate of the University of Notre Dame (B.A. 1975) and the University of Vermont Graduate School of Business (M.B.A. 1984).

  THOMAS J. EDELMAN has been a Director of Star Gas from December 1993 through June 1995 and since October 1995. Mr. Edelman has been a Director of Petro since its organization in October 1983. Mr. Edelman has been the Chairman of the Board, President and Chief Executive Office of Patina Oil & Gas Corporation since its formation in May 1996. Mr. Edelman also serves as Chairman of Lomak Petroleum, Inc. He co-founded Snyder Oil Corporation and was its President and a Director from 1981 through February 1997. Prior to 1981, he was a Vice President of The First Boston Corporation. From 1975 through 1980, Mr. Edelman was with Lehman Brothers Kuhn Loeb Incorporated. Mr. Edelman received his Bachelor of Arts Degree from Princeton University and his Masters Degree in Finance from Harvard University's Graduate School of Business Administration. Mr. Edelman serves as a Director of Paradise Music & Entertainment, Inc., Weatherford Enterra, Inc., and serves as a Trustee of The Hotchkiss School.

  PAUL BIDDELMAN has been a director of Star Gas from December 1993 through June 1995 and since October 1995. Mr. Biddelman has been a director of Petro since October 1994. Mr. Biddelman has been Treasurer of Hanseatic Corporation since April 1992. Mr. Biddelman joined Hanseatic from Clements Taee Biddelman Incorporated, a merchant banking firm which he co-founded in 1991. From 1982 through 1990, he was a Managing Director in Corporate Finance at Drexel Burnham Lambert Incorporated. Mr. Biddelman also worked in corporate finance at Kuhn, Loeb & Co. from 1975 to 1979, and at Oppenheimer & Co. from 1979 to 1982. Mr. Biddelman is a director of Celadon Group, Inc., Electronic Retailing Systems International, Inc., Institution Technologies, Inc. and Premier Parks, Inc.

  WOLFGANG TRABER has been a director of Star Gas from December 1993 through June 1995 and since October 1995. Mr. Traber has been a director of Petro since its organization in October 1983. Mr. Traber is Chairman of the Board of Hanseatic Corporation, a private investment corporation in New York, New York. Mr. Traber is a director of Deltec Asset Management Corporation, Blue Ridge Real Estate Company, Hellespont Tankers Ltd. and M.M. Warburg & Co.

  WILLIAM P. NICOLETTI has been a director of Star Gas since November 1995. Since 1991, Mr. Nicoletti has been Managing Director of Nicoletti & Company Inc., a private investment bank servicing clients in energy related industries. From 1988 through 1990, he was a Managing Director and head of the Energy and Natural Resources Group of PaineWebber Incorporated. From 1969 through 1987 he was with E.F. Hutton & Company Inc., where from 1980 through 1987 he was a Senior Vice President and head of the Energy and Natural Resources Group. He is Chairman of the Board of Amerac Energy Corporation and a director of Domain Energy Corporation and StatesRail, Inc.

  ELIZABETH K. LANIER has been a director of Star Gas since November 1995. Since June 1996 Ms. Lanier has been Vice President and Chief of Staff of Cinergy Corp., a public utility. From 1984 through 1996, Ms. Lanier was a partner in the law firm of Frost & Jacobs, in Cincinnati, Ohio. From 1976 through 1982, she was associated with Davis, Polk & Wardwell, in New York, New York. Ms. Lanier specializes in corporate and litigation matters. Ms. Lanier is General Counsel to the Southwest Ohio Regional Transit Authority. Ms. Lanier is a graduate of Smith College (B.A.) and the Columbia University School of Law (J.D.).

  AUDREY SEVIN is the mother of Irik P. Sevin. There are no other familial relationships between any of the directors and executive officers.

KEY EMPLOYEES

  The following senior management personnel, although not executive officers of the Company, make significant business contributions to the Company.

  RICHARD BARKER has been President of Silgas, the Partnership's wholesale and supply distribution center for the Midwest, since July 1990. Previously, Mr. Barker was part-owner and operator of Silgas. Mr. Barker managed and supervised the construction of the Partnership's underground storage facility in Seymour, Indiana. Mr. Barker has over forty-four years in the propane gas industry.

  BRYAN N. BRADSHAW has been Regional Manager of the Midwest--Western Region since May 1991. Prior to joining the Partnership, Mr. Bradshaw was employed by Suburban Propane and Petrolane Gas Service. Mr. Bradshaw has over eleven years in the propane gas industry.

  THOMAS E. CHRISTERSON joined Star Gas as Regional Manager of the Midwest-- Southern Region in August 1993. Prior to joining Star Gas, Mr. Christerson was associated with Suburban Propane, Petrolane Gas Service and Pyrofax Gas Corporation. Mr. Christerson has over thirty-seven years in the propane gas industry.

  RICHARD NODES has been Regional Manager of the Mid-Atlantic Region since October 1994. From August 1991 through October 1994, Mr. Nodes was Branch Manager of the Poughkeepsie and Maple Shade branches. Mr. Nodes has over thirteen years in the propane gas industry.

  MARTY M. PANNING has been Regional Manager of the Midwest--Northern Region since March 1994. From April 1990 through March 1994, Mr. Panning was Branch Manager at the Waterloo and Deshler branches. Mr. Panning has over fourteen years in the propane gas industry.

  CRAIG C. PREMO has been Regional Manager of the Pearl Region since October 22, 1997, when the Partnership acquired Pearl Gas. Mr. Premo has over thirty-one years in the propane gas industry, all with Pearl Gas, and served as its President from January 1996 through October 1997.

  PAUL WELDON has been Regional Manager of the New England Region since November 1989. Prior to joining Star Gas, Mr. Weldon worked at Pyrofax Gas Corporation, Penn Fuel Gas Inc. and Finger Lakes Gas Equipment. He has over twenty-five years in the propane gas industry.

  THOMAS E. WRIGHT has been Regional Manager of the Midwest--Eastern Region since January 1986. From March 1979 through December 1985, Mr. Wright was Branch Manager of the Deshler branch. Mr. Wright has over twenty-four years in the propane gas industry.

                              TAX CONSIDERATIONS

  This section is a summary of material tax considerations that may be relevant to prospective Unitholders and, to the extent set forth below under "--Legal Opinions and Advice" expresses the opinion of Phillips Nizer Benjamin Krim & Ballon LLP, special counsel to the General Partner and the Partnership ("Counsel"), insofar as it relates to matters of law and legal conclusions. This section is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Subsequent changes in such authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to the Partnership are references to both the Partnership and the Operating Partnership.

  No attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or the Unitholders. Moreover, the discussion focuses on Unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other Unitholders subject to specialized tax treatment (such as tax-exempt institutions, foreign persons, individual retirement accounts, REITs or mutual funds). Accordingly, each prospective Unitholder should consult, and should depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences peculiar to him of the ownership or disposition of Common Units.

LEGAL OPINIONS AND ADVICE

  Counsel is of the opinion that, based on the accuracy of the representations and subject to the qualifications set forth in the detailed discussion that follows, for federal income tax purposes (i) the Partnership and the Operating Partnership will each be treated as a partnership and (ii) owners of Common Units (with certain exceptions, as described in "Limited Partner Status" below) will be treated as partners of the Partnership (but not the Operating Partnership). In addition, all statements as to matters of law and legal conclusions contained in this section, unless otherwise noted, reflect the opinion of Counsel.

  Although no attempt has been made in the following discussion to comment on all federal income tax matters affecting the Partnership or prospective Unitholders, Counsel has advised the Partnership that, based on current law, the following is a general description of the principal federal income tax consequences that should arise from the ownership and disposition of Common Units and, insofar as it relates to matters of law and legal conclusions, addresses the material tax consequences to Unitholders who are individual citizens or residents of the United States.

  No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to classification of the Partnership as a partnership for federal income tax purposes, whether the Partnership's propane operations generate "qualifying income" under Section 7704 of the Code or any other matter affecting the Partnership or prospective Unitholders. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Thus, no assurance can be provided that the opinions and statements set forth herein would be sustained by a court if contested by the IRS. Any such contest with the IRS may materially and adversely impact the market for the Common Units and the price at which Common Units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the Unitholders and the General Partner. Furthermore, no assurance can be given that the treatment of the Partnership or an investment therein will not be significantly modified by future legislative or administrative changes or court decisions. Any such modification may or may not be retroactively applied.

  For the reasons hereinafter described, Counsel has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a Unitholder whose Common Units are loaned to a short seller to cover a short sale of Common Units (see "--Tax Treatment of Operations-- Treatment of Short Sales"), (ii) whether a Unitholder acquiring Common Units in separate transactions must maintain a single aggregate adjusted tax basis in his Common Units (see "--Disposition of Common Units--Recognition of Gain or Loss"), (iii) whether the Partnership's monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (see "--Disposition of Common Units--Allocations Between Transferors and Transferees"), (iv) whether the Partnership's method for depreciating Section 743 adjustments is sustainable (see "--Tax Treatment of Operations--Section 754 Election") and (v) whether the allocations of recapture income contained in the Partnership Agreement will be respected for federal income tax purposes (see "--Tax Consequences of Unit Ownership--Allocation of Partnership Income, Gain, Loss and Deduction").

TAX RATES

  The top marginal income tax rate for individuals for 1998 is 39.6%. Pursuant to the Taxpayer Relief Act of 1997 (the "TRA of 1997") in general, net capital gains of an individual are subject to a maximum 28% tax rate, if the asset was held for at least one year and a 20% tax rate if the asset was held for at least 18 months.

PARTNERSHIP STATUS

  A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner is required to take into account his allocable share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made. Distributions by a partnership to a partner are generally not taxable unless the amount of any cash distributed is in excess of the partner's adjusted basis in his partnership interest.

  No ruling has been or will be sought from the IRS as to the status of the Partnership or the Operating Partnership as a partnership for federal income tax purposes. Instead the Partnership has relied on the opinion of Counsel that, based upon the Code, the regulations thereunder, published revenue rulings and court decisions, the Partnership and the Operating Partnership have been and will each continue to be classified as a partnership for federal income tax purposes.

  In rendering its opinion Counsel has relied on the following factual representations made by the Partnership and the General Partner:

  Neither the Partnership nor the Operating Partnership has nor will elect to be treated as an association or corporation;

  The Partnership and the Operating Partnership have been and will continue to be operated in accordance with (i) all applicable partnership statutes, (ii) the applicable Partnership Agreement and (iii) the description thereof in this Prospectus;

  For each taxable year, more than 90% of the gross income of the Partnership will be (i) derived from the exploration, development, production, processing, refining, transportation or marketing of any mineral or natural resource, including oil, gas or products thereof or (ii) other items of "qualifying income" within the meaning of Section 7704(d) of the Code; and

  The General Partner has and will at all times act independently of the limited partners.

  Section 7704 of the Code provides that publicly-traded partnerships, as a general rule, will be taxed as corporations. However, an exception (the "Qualifying Income Exception") exists with respect to publicly-traded partnerships if 90% or more of its gross income for every taxable year consists of "qualifying income." Qualifying income includes interest (from other than a financial business), dividends and income and gains from the processing, transportation and marketing of crude oil, natural gas, and products thereof, including the retail and wholesale marketing of propane and the transportation of propane and natural gas liquids. Based upon the representations of the Partnership and the General Partner and a review of the applicable legal authorities, Counsel is of the opinion that at least 90% of the Partnership's gross income will constitute qualifying income.

  If the Partnership fails to meet the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery), the Partnership will be treated as if it had transferred all of its assets (subject to liabilities) to a newly formed corporation (on the first day of the year in which it fails to meet the Qualifying Income Exception) in return for stock in such corporation, and then distributed such stock to the partners in liquidation of their interests in the Partnership. This contribution and liquidation should be tax-free to Unitholders and the Partnership, so long as the Partnership, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, the Partnership would be treated as a corporation for federal income tax purposes.

  If the Partnership or the Operating Partnership were taxed as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to the Unitholders, and its net income would be taxed to the Partnership or the Operating Partnership, as the case may be, at corporate rates. In addition, any distribution made to a Unitholder would be treated as either taxable dividend income (to the extent of the Partnership's current or accumulated earnings and profits) or (in the absence of earnings and profits) a nontaxable return of capital (to the extent of the Unitholder's tax basis in his Common Units) or taxable capital gain (after the Unitholder's tax basis in the Common Units has been reduced to zero). Accordingly, treatment of either the Partnership or the Operating Partnership as an association taxable as a corporation would result in a material reduction in a Unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the Units.

  The discussion below is based on the assumption that the Partnership will be classified as a partnership for federal income tax purposes.

LIMITED PARTNER STATUS

  Unitholders who have become limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes. Counsel is also of the opinion that (a) assignees who have executed and delivered Transfer Applications, and are awaiting admission as limited partners and (b) Unitholders whose Common Units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their Common Units will be treated as partners of the Partnership for federal income tax purposes. As there is no direct authority dealing with the issue of addressing assignees of Common Units who are entitled to execute and deliver Transfer Applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver Transfer Applications, Counsel's opinion does not extend to those persons. Income, gain, deductions or losses would not appear to be reportable by a Unitholder who is not a partner for federal income tax purposes, and any cash distributions received by such a Unitholder would therefore be fully taxable as ordinary income. These holders should consult their own tax advisors with respect to their status as partners in the Partnership for federal income tax purposes. Furthermore, a purchaser or other transferee of Common Units who does not execute and deliver a Transfer Application may not receive certain federal income tax information or reports furnished to record holders of Common Units unless the Common Units are held in a nominee or street name account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units.

  A beneficial owner of Common Units whose Common Units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to such Common Units for federal income tax purposes. See "--Treatment of Operations--Treatment of Short Sales."

TAX CONSEQUENCES OF UNIT OWNERSHIP

 Flow-through of Taxable Income

  No federal income tax will be paid by the Partnership. Instead, each Unitholder will be required to report on his income tax return his allocable share of the income, gains, losses and deductions of the Partnership without regard to whether corresponding cash distributions are received by such Unitholder. Consequently, a Unitholder may be allocated income from the Partnership even if he has not received a cash distribution. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the taxable year of the Partnership ending with or within the taxable year of the Unitholder.

 Treatment of Partnership Distributions

  Distributions by the Partnership to a Unitholder generally will not be taxable to the Unitholder for federal income tax purposes to the extent of his tax basis in his Common Units immediately before the distribution. Cash distributions in excess of a Unitholder's tax basis generally will be considered to be gain from the sale or exchange of the Common Units, taxable in accordance with the rules described under "--Disposition of Common Units" below. Any reduction in a Unitholder's share of the Partnership's liabilities for which no partner, including the General Partner, bears the economic risk of loss ("nonrecourse liabilities") will be treated as a distribution of cash to that Unitholder. To the extent that Partnership distributions cause a Unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. See "-- Limitations on Deductibility of Partnership Losses."

  A decrease in a Unitholder's percentage interest in the Partnership because of the issuance by the Partnership of additional Units will decrease such Unitholder's share of nonrecourse liabilities of the Partnership, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a Unitholder, regardless of his tax basis in his Common Units, if such distribution reduces the Unitholder's share of the Partnership's "unrealized receivables" (including depreciation recapture) and/or substantially appreciated "inventory items" (both as defined in Section 751 of the Code) (collectively, "Section 751 Assets"). To that extent, the Unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged such assets with the Partnership in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the Unitholder's realization of ordinary income under Section 751(b) of the Code. Such income will equal the excess of (1) the non-pro rata portion of such distribution over (2) the Unitholder's tax basis for the share of such Section 751 Assets deemed relinquished in the exchange.

 Basis of Common Units

  A Unitholder's initial tax basis for his Common Units will be the amount he paid for the Common Units plus his share of the Partnership's nonrecourse liabilities. That basis will be increased by his share of Partnership income and by any increases in his share of Partnership nonrecourse liabilities. That basis will be decreased (but not below zero) by distributions from the Partnership, by the Unitholder's share of Partnership losses, by any decrease in his share of Partnership nonrecourse liabilities and by his share of expenditures of the Partnership that are not deductible in computing its taxable income and are not required to be capitalized. A limited partner will have no share of Partnership debt which is recourse to the General Partner, but will have a share, generally based on his share of profits, of Partnership debt which is not recourse to any partner. See "--Disposition of Common Units--Recognition of Gain or Loss."

 Limitations on Deductibility of Partnership Losses

  The deduction by a Unitholder of his share of Partnership losses will be limited to the tax basis in his Units and, in the case of an individual Unitholder or a corporate Unitholder (if more than 50% of the value of its stock is owned directly or indirectly by five or fewer individuals or certain tax-exempt organizations), to the amount for which the Unitholder is considered to be "at risk" with respect to the Partnership's activities, if that is less than the Unitholder's tax basis. A Unitholder must recapture losses deducted in previous years to the extent that Partnership distributions cause the Unitholder's at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a Unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that the Unitholder's tax basis or at risk amount (whichever is the limiting factor) is subsequently increased. Upon the taxable disposition of a Unit, any gain recognized by a Unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss (above such gain) previously suspended by the at risk or basis limitations is no longer utilizable.

  In general, a Unitholder will be at risk to the extent of the tax basis of his Units, excluding any portion of that basis attributable to his share of Partnership nonrecourse liabilities, reduced by any amount of money the Unitholder borrows to acquire or hold his Units if the lender of such borrowed funds owns an interest in the Partnership, is related to such a person or can look only to Units for repayment. A Unitholder's at risk amount will increase or decrease as the tax basis of the Unitholder's Units increases or decreases (other than tax basis increases or decreases attributable to increases or decreases in his share of Partnership nonrecourse liabilities).

  The passive loss limitations generally provide that individuals, estates, trusts and certain closely-held corporations and personal service corporations can deduct losses from passive activities (generally, activities in which the taxpayer does not materially participate) only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly-traded partnership. Consequently, any passive losses generated by the Partnership will only be available to offset future income generated by the Partnership and will not be available to offset income from other passive activities or investments (including other publicly-traded partnerships) or salary or active business income. Passive losses which are not deductible because they exceed a Unitholder's income generated by the Partnership may be deducted in full when he disposes of his entire investment in the Partnership in a fully taxable transaction to an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions such as the at risk rules and the basis limitation.

  A Unitholder's share of net income from the Partnership may be offset by any suspended passive losses from the Partnership, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly-traded partnerships. The IRS has announced that Treasury Regulations will be issued which characterize net passive income from a publicly-traded partnership as investment income for purposes of the limitations on the deductibility of investment interest.

 Limitations on Interest Deductions

  The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of such taxpayer's "net investment income." As noted, a Unitholder's net passive income from the Partnership will be treated as investment income for this purpose. In addition, the Unitholder's share of the Partnership's portfolio income will be treated as investment income. Investment interest expense includes (i) interest on indebtedness properly allocable to property held for investment, (ii) the Partnership's interest expense attributed to portfolio income and (iii) the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income. The computation of a Unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a Unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income pursuant to the passive loss rules less deductible expenses (other than interest) directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

 Allocation of Partnership Income, Gain, Loss and Deduction

  In general, if the Partnership has a net profit, items of income, gain, loss and deduction will be allocated among the General Partner and the Unitholders in accordance with their respective percentage interests in the Partnership. At any time that distributions are made to a Limited Partner in excess of the distribution to another Limited Partner (determined on a per Unit basis), or that Incentive Distributions are made to the General Partner, gross income will be allocated to the recipients to the extent of such distribution. If the Partnership has a net loss, items of income, gain, loss and deduction generally will be allocated first, to the General Partner and the Unitholders in accordance with their respective Percentage Interests to the extent of their positive capital accounts (as maintained under the Partnership Agreement) and, thereafter, to the General Partner.

  As required by Section 704(c) of the Code and as permitted by Regulations thereunder, certain items of Partnership income, deduction, gain and loss will be allocated to account for the difference between the tax basis and fair market value of property owned by the Partnership. This allocation will have the effect of giving a purchaser in the Offering a basis in Partnership assets equal to the fair market value of those assets. In addition, certain items of recapture income will be allocated to the extent possible to the partner allocated the deduction or curative allocation giving rise to the treatment of such gain as recapture income in order to minimize the recognition of ordinary income to the other Unitholders. Finally, although the Partnership does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of Partnership income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

  Regulations provide that an allocation of items of partnership income, gain, loss or deduction, other than an allocation required by Section 704(c) of the Code to eliminate the difference between a partner's "book" capital account (credited with the fair market value of Contributed Property) and "tax" capital account (credited with the tax basis of Contributed Property) (the "Book-Tax Disparity"), will generally be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's distributive share of an item will be determined on the basis of the partner's interest in the partnership, which will be determined by taking into account all the facts and circumstances, including the partner's relative contributions to the partnership, the interests of the partners in economic profits and losses, the interest of the partners in cash flow and other nonliquidating distributions and rights of the partners to distributions of capital upon liquidation.

  Counsel is of the opinion that, with the exception of the allocation of recapture income discussed above, allocations under the Partnership Agreement will be given effect for federal income tax purposes in determining a partner's distributive share of an item of income, gain, loss or deduction.

TAX TREATMENT OF OPERATIONS

 Accounting Method and Taxable Year

  The Partnership uses the fiscal year ending December 31 as its taxable year and has adopted the accrual method of accounting for federal income tax purposes. Each Unitholder will be required to include in income his allocable share of Partnership income, gain, loss and deduction for the fiscal year of the Partnership ending within or with the taxable year of the Unitholder. In addition, a Unitholder who disposes of Units following the close of the Partnership's taxable year but before the close of his taxable year must include his allocable share of Partnership income, gain, loss and deduction in income for his taxable year with the result that he will be required to report in income for his taxable year his distributive share of more than one year of Partnership income, gain, loss and deduction. See "--Disposition of Common Units--Allocations Between Transferors and Transferees."

 Tax Basis, Depreciation and Amortization

  The tax basis of the various assets of the Partnership will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of such assets. The Partnership assets initially had an aggregate tax basis equal to the tax basis of the assets in the possession of the General Partner immediately prior to the formation of the Partnership. The federal income tax burden associated with the difference between the fair market value of property held by the Partnership and its tax basis immediately prior to this Offering will be borne by partners holding interests in the Partnership prior to this offering. See "--Tax Consequences of Unit Ownership--Allocation of Partnership Income, Gain, Loss and Deduction."

  If the Partnership disposes of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain (determined by reference to the amount of depreciation previously deducted and the nature of the property) may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property owned by the Partnership may be required to recapture such deductions as ordinary income upon a sale of his interest in the Partnership. See "--Consequences of Unit Ownership--Allocation of Partnership Income, Gain, Loss and Deduction" and "--Disposition of Common Units--Recognition of Gain or Loss."

  Costs incurred in organizing the Partnership are being amortized over a period of 60 months. The costs incurred in promoting the issuance of Units, including the issuance of Units in this Offering (such as syndication expenses) must be capitalized and cannot be deducted currently, ratably or upon termination of the Partnership. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized, and as syndication expenses, which may not be amortized. Under recently adopted regulations, the underwriting discounts and commissions would be treated as a syndication cost.

 Section 754 Election

  The Partnership has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS. The election generally permits the Partnership to adjust a Common Unit purchaser's (other than a Common Unit purchased from the Partnership) tax basis in the Partnership's assets ("inside basis") pursuant to Section 743(b) of the Code to reflect his purchase price. The Section 743(b) adjustment belongs to the purchaser and not to other partners. (For purposes of this discussion, a partner's inside basis in the Partnership's assets will be considered to have two components: (1) his share of the Partnership's tax basis in such assets ("common basis") and (2) his Section 743(b) adjustment to that basis.)

  Proposed Treasury Regulation Section 1.168-2(n) generally requires the
Section 743(b) adjustment attributable to recovery property to be depreciated as if the total amount of such adjustment were attributable to newly-acquired recovery property placed in service when the purchaser acquires the Unit. Similarly, the proposed regulations under Section 197 indicate that the
Section 743(b) adjustment attributable to an amortizable Section 197 intangible should be treated as a newly-acquired asset placed in service in the month when the purchaser acquires the Unit. Under Treasury Regulation
Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. The depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment, therefore, may differ from the methods and useful lives generally used to depreciate the common basis in such properties. Pursuant to the Partnership Agreement, the Partnership is authorized to adopt a convention to preserve the uniformity of Units even if such convention is not consistent with Treasury Regulation Section 1.167(c)- 1(a)(6), Proposed Treasury Regulation Section 1.168-2(n) or Proposed Treasury Regulation Section 1.197-2(g)(3). See "--Uniformity of Units."

  Although Counsel is unable to opine as to the validity of such an approach, the Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Partnership property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n), Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) or Proposed Treasury Regulation 1.197-2(g)(3). To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations. If the Partnership determines that such position cannot reasonably be taken, the Partnership may adopt a depreciation or amortization convention under which all purchasers acquiring Units in the same month would receive depreciation or amortization, whether attributable to common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's assets. Such an aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to certain Unitholders. See "--Uniformity of Units."

  The allocation of the Section 743(b) adjustment must be made in accordance with the Code. The IRS may seek to reallocate some or all of any Section 743(b) adjustment not so allocated by the Partnership to goodwill which, as an intangible asset, would be amortizable over a longer period of time than the Partnership's tangible assets.

  A Section 754 election is advantageous if the transferee's tax basis in his Units is higher than such Units' share of the aggregate tax basis to the Partnership of the Partnership's assets immediately prior to the transfer. In such a case, as a result of the election, the transferee would have a higher tax basis in his share of the Partnership's assets for purposes of calculating, among other items, his depreciation and depletion deductions and his share of any gain or loss on a sale of the Partnership's assets. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in such Units is lower than such Unit's share of the aggregate tax basis of the Partnership's assets immediately prior to the transfer. Thus, the fair market value of the Units may be affected either favorably or adversely by the election.

  The calculations involved in the Section 754 election are complex and will be made by the Partnership on the basis of certain assumptions as to the value of Partnership assets and other matters. There is no assurance that the determinations made by the Partnership will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in the Partnership's opinion, the expense of compliance exceed the benefit of the election, the Partnership may seek permission from the IRS to revoke the Section 754 election for the Partnership. If such permission is granted, a subsequent purchaser of Units may be allocated more income than he would have been allocated had the election not been revoked.

 Alternative Minimum Tax

  Although it is not expected that the Partnership will generate significant tax preference items or adjustments, each Unitholder will be required to take into account his distributive share of any items of Partnership income, gain, deduction or loss for purposes of the alternative minimum tax.

  The alternative minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective Unitholders should consult with their tax advisors as to the impact of an investment in Units on their liability for the alternative minimum tax.

 Valuation of Partnership Property and Basis of Properties

  The federal income tax consequences of the ownership and disposition of Units will depend in part on estimates by the Partnership of the relative fair market values and determinations of the initial tax bases of the assets of the Partnership. Although the Partnership may from time to time consult with professional appraisers with respect to valuation matters, many of the relative fair market value estimates will be made by the Partnership. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or determinations of basis are subsequently found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by Unitholders might change, and Unitholders might be required to adjust their tax liability for prior years.

 Treatment of Short Sales

  A Unitholder whose Units are loaned to a "short seller" to cover a short sale of Units may be considered as having disposed of ownership of those Units. If so, he would no longer be a partner with respect to those Units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, any Partnership income, gain, deduction or loss with respect to those Units would not be reportable by the Unitholder, any cash distributions received by the Unitholder with respect to those Units would be fully taxable and all of such distributions would appear to be treated as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of Partnership interests. See also "--Disposition of Common Units--Recognition of Gain or Loss."

DISPOSITION OF COMMON UNITS

 Recognition of Gain or Loss

  Gain or loss will be recognized on a sale of Units equal to the difference between the amount realized and the Unitholder's tax basis for the Units sold. A Unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property received plus his share of Partnership nonrecourse liabilities. Because the amount realized includes a Unitholder's share of Partnership nonrecourse liabilities, the gain recognized on the sale of Units could result in a tax liability in excess of any cash received from such sale.

  Partnership distributions in excess of cumulative net taxable income in respect of a Common Unit which decrease a Unitholder's tax basis in such Common Unit will, in effect, become taxable income if the Common Unit is sold at a price greater than the Unitholder's tax basis in such Common Unit, even if the price is less than his original cost.

  Should the IRS successfully contest the convention used by the Partnership to amortize only a portion of the Section 743(b) adjustment (described under "--Tax Treatment of Operations--Section 754 Election") attributable to an amortizable Section 197 intangible after a sale by the General Partner of Units, a Unitholder could realize additional gain from the sale of Units than had such convention been respected. In that case, the Unitholder may have been entitled to additional deductions against income in prior years but may be unable to claim them, with the result to him of greater overall taxable income than appropriate. Counsel is unable to opine as to the validity of the convention but believes such a contest by the IRS to be unlikely because a successful contest could result in substantial additional deductions to other Unitholders.

  Gain or loss recognized by a Unitholder (other than a "dealer" in Units) on the sale or exchange of a Unit will generally be taxable as capital gain or loss. Capital gain recognized on the sale of Units held for more than 18 months will generally be taxed at a maximum rate of 20%. A portion of this gain or loss (which could be substantial), however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by the Partnership. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of the Unit and may be recognized even if there is a net taxable loss realized on the sale of the Unit. Thus, a Unitholder may recognize both ordinary income and a capital loss upon a disposition of Units. Net capital loss may offset no more than $3,000 of ordinary income each year in the case of individuals and may only be used to offset capital gain in the case of corporations.

  The IRS has ruled that a partner who acquires interests in a Partnership in separate transactions must combine those interests and maintain a single adjusted tax basis. Upon a sale or other disposition of less than all of such interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. The ruling is unclear as to how the holding period of these interests is determined once they are combined. If this ruling is applicable to the holders of Common Units, a Common Unitholder will be unable to select high or low basis Common Units to sell as would be the case with corporate stock. It is not clear whether the ruling applies to the Partnership because, similar to corporate stock, interests in the Partnership are evidenced by separate certificates. Accordingly, Counsel is unable to opine as to the effect such ruling will have on the Unitholders. A Unitholder considering the purchase of additional Common Units or a sale of Common Units purchased in separate transactions should consult his tax advisor as to the possible consequences of such ruling.

  The TRA of 1997 affects the taxation of certain financial products and securities, including partnership interests by treating a taxpayer as having sold an "appreciated" partnership interest (one in which gain would be recognized if it were sold, assigned or otherwise terminated at its fair market value) if the taxpayer or related persons enters into (i) a short sale of, (ii) an offsetting notional principal contract with respect to, or (iii) a futures or forward contract to deliver, (or, in the case of an appreciated financial position that is a short sale or offsetting notional principal or futures or forward contract, acquire) the same or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

 Allocations Between Transferors and Transferees

  In general, the Partnership's taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the Unitholders in proportion to the number of Units owned by each of them as of the opening of the principal national securities exchange on which the Common Units are then traded on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of Partnership assets other than in the ordinary course of business will be allocated among the Unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a Unitholder transferring Common Units in the open market may be allocated income, gain, loss and deduction accrued after the date of transfer.

  The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Counsel is unable to opine on the validity of this method of allocating income and deductions between the transferors and the transferees of Units. If this method is not allowed under the Treasury Regulations (or only applies to transfers of less than all of the Unitholder's interest), taxable income or losses of the Partnership might be reallocated among the Unitholders. The Partnership is authorized to revise its method of allocation between transferors and transferees (as well as among partners whose interests otherwise vary during a taxable period) to conform to a method permitted under future Treasury Regulations.

  A Unitholder who owns Units at any time during a quarter and who disposes of such Units prior to the record date set for a cash distribution with respect to such quarter will be allocated items of Partnership income, gain, loss and deductions attributable to such quarter but will not be entitled to receive that cash distribution.

 Notification Requirements

  A Unitholder who sells or exchanges Units is required to notify the Partnership in writing of that sale or exchange within 30 days after the sale or exchange and in any event by no later than January 15 of the year following the calendar year in which the sale or exchange occurred. The Partnership is required to notify the IRS of that transaction and to furnish certain information to the transferor and transferee. However, these reporting requirements do not apply with respect to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Additionally, a transferee of a Unit will be required to furnish a statement to the IRS, filed with its income tax return for the taxable year in which the sale or exchange occurred, that sets forth the amount of the consideration paid for the Unit. Failure to satisfy these reporting obligations may lead to the imposition of substantial penalties.

 Constructive Termination

  The Partnership and the Operating Partnership will be considered to have been terminated if there is a sale or exchange of 50% or more of the total interests in Partnership capital and profits within a 12-month period. Under Treasury Regulations, a termination of the Partnership will result in a deemed transfer by the Partnership of its assets to a new partnership in exchange for an interest in the new partnership followed by a deemed distribution of interests in the new partnership to the Unitholders in liquidation of the Partnership. Under TRA of 1997, if the Partnership elects to be treated as a large partnership it will not terminate by reason of the sale or exchange of interests in the Partnership. A termination of the Partnership will cause a termination of the Operating Partnership. A termination of the Partnership will result in the closing of the Partnership's taxable year for all Unitholders. In the case of a Unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of the Partnership's taxable year may result in more than 12 months' taxable income or loss of the Partnership being includable in his taxable income for the year of termination. New tax elections required to be made by the Partnership, including a new election under Section 754 of the Code, must be made subsequent to a termination, and a termination could result in a deferral of Partnership deductions for depreciation. A termination could also result in penalties if the Partnership were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject the Partnership to, any tax legislation enacted prior to the termination.

 Entity-Level Collections

  If the Partnership is required or elects under applicable law to pay any federal, state or local income tax on behalf of any Unitholder or any General Partner or any former Unitholder, the Partnership is authorized to pay those taxes from Partnership funds. Such payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, the Partnership is authorized to treat the payment as a distribution to current Unitholders. The Partnership is authorized to amend the Partnership Agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of Units and to adjust subsequent distributions, so that after giving effect to such distributions, the priority and characterization of distributions otherwise applicable under the Partnership Agreement is maintained as nearly as is practicable. Payments by the Partnership as described above could give rise to an overpayment of tax on behalf of an individual partner in which event the partner could file a claim for credit or refund.

UNIFORMITY OF UNITS

  Because the Partnership cannot match transferors and transferees of Units, uniformity of the economic and tax characteristics of the Units to a purchaser of such Units must be maintained. In the absence of uniformity, compliance with a number of federal income tax requirements, both statutory and regulatory, could be substantially diminished. A lack of uniformity can result from a literal application of Proposed Treasury Regulation Section 1.168-2(n). Treasury Regulation Section 1.167(c)-1(a)(6) and Proposed Treasury Regulation 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the Units. See "--Treatment of Operations--Section 754 Election."

  The Partnership intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property or adjusted property (to the extent of any unamortized Book-Tax Disparity) using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of such property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, despite its inconsistency with Proposed Treasury Regulation Section 1.168-2(n) and Treasury Regulation Section 1.167(c)-1(a)(6) (neither of which is expected to directly apply to a material portion of the Partnership's assets) and Proposed Treasury Regulation 1.197-1(a)(3). See "--Tax Treatment of Operations--Section 754 Election." To the extent such Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, the Partnership will apply the rules described in the Regulations. If the Partnership determines that such a position cannot reasonably be taken, the Partnership may adopt a depreciation and amortization convention under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or Section 743(b) basis, based upon the same applicable rate as if they had purchased a direct interest in the Partnership's property. If such an aggregate approach is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to certain Unitholders and risk the loss of depreciation and amortization deductions not taken in the year that such deductions are otherwise allowable. This convention will not be adopted if the Partnership determines that the loss of depreciation and amortization deductions will have a material adverse effect on the Unitholders. If the Partnership chooses not to utilize this aggregate method, the Partnership may use any other reasonable depreciation and amortization convention to preserve the uniformity of the intrinsic tax characteristics of any Units that would not have a material adverse effect on the Unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If such a challenge were sustained, the uniformity of Units might be affected, and the gain from the sale of Units might be increased without the benefit of additional deductions. See "-- Disposition of Common Units--Recognition of Gain or Loss."

 Tax-Exempt Organizations and Certain Other Investors

  Ownership of Units by employee benefit plans, other tax-exempt organizations, nonresident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to such persons and, as described below, may have substantially adverse tax consequences.

  Employee benefit plans and most other organizations exempt from federal income tax (including IRAs) and other retirement plans) are subject to federal income tax on unrelated business taxable income. Much of the taxable income derived by such an organization from the ownership of a Unit will be unrelated business taxable income and thus will be taxable to such a Unitholder.

  A regulated investment Partnership or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends, gains from the sale of stocks or securities or foreign currency or certain related sources. It is not anticipated that any significant amount of the Partnership's gross income will include that type of income.

  Non-resident aliens and foreign corporations, trusts or estates which hold Units will be considered to be engaged in business in the United States on account of ownership of Units. As a consequence, they will be required to file federal tax returns in respect of their share of Partnership income, gain, loss or deduction and pay federal income tax at regular rates on any net income or gain. Generally, a partnership is required to pay a withholding tax on the portion of the partnership's income which is effectively connected with the conduct of a United States trade or business and which is allocable to the foreign partners, regardless of whether any actual distributions have been made to such partners. However, under rules applicable to publicly-traded partnerships, the Partnership will withhold (currently at the rate of 39.6%) on actual cash distributions made quarterly to foreign Unitholders. Each foreign Unitholder must obtain a taxpayer identification number from the IRS and submit that number to the Transfer Agent of the Partnership in order to obtain credit for the taxes withheld. A change in applicable law may require the Partnership to change these procedures.

  Because a foreign corporation which owns Units will be treated as engaged in a United States trade or business, such a corporation may be subject to United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its allocable share of the Partnership's income and gain (as adjusted for changes in the foreign corporation's "United States net equity") which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country with respect to which the foreign corporate Unitholder is a qualified resident. In addition, such a Unitholder is subject to special information reporting requirements under Section 6038C of the Code.

  Under a ruling of the IRS, a foreign Unitholder who sells or otherwise disposes of a Unit will be subject to federal income tax on gain realized on the disposition of such Unit to the extent that such gain is effectively connected with a United States trade or business of the foreign Unitholder. Apart from the ruling, a foreign Unitholder will not be taxed upon the disposition of a Unit if that foreign Unitholder has held less than 5% in value of the Units during the five-year period ending on the date of the disposition and if the Units are regularly traded on an established securities market at the time of the disposition.

ADMINISTRATIVE MATTERS

 Partnership Information Returns and Audit Procedures

  The Partnership intends to furnish to each Unitholder, within 90 days after the close of each calendar year, certain tax information, including a Schedule K-1, which sets forth each Unitholder's share of the Partnership's income, gain, loss and deduction for the preceding Partnership taxable year. In preparing this information, which will generally not be reviewed by counsel, the Partnership will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine the Unitholder's share of income, gain, loss and deduction. There is no assurance that any of those conventions will yield a result which conforms to the requirements of the Code, regulations or administrative interpretations of the IRS. The Partnership cannot assure prospective Unitholders that the IRS will not successfully contend in court that such accounting and reporting conventions are impermissible. Any such challenge by the IRS could negatively affect the value of the Units.

  The federal income tax information returns filed by the Partnership may be audited by the IRS. Adjustments resulting from any such audit may require each Unitholder to adjust a prior year's tax liability, and possibly may result in an audit of the Unitholder's own return. Any audit of a Unitholder's return could result in adjustments of non-Partnership as well as Partnership items.

  Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the "Tax Matters Partner" for these purposes. The Partnership Agreement appoints the General Partner as the Tax Matters Partner of the Partnership.

  The Tax Matters Partner will make certain elections on behalf of the Partnership and Unitholders and can extend the statute of limitations for assessment of tax deficiencies against Unitholders with respect to Partnership items. The Tax Matters Partner may bind a Unitholder with less than a 1% profits interest in the Partnership to a settlement with the IRS unless that Unitholder elects, by filing a statement with the IRS, not to give such authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review (by which all the

Unitholders are bound) of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, such review may be sought by any Unitholder having at least a 1% interest in the profits of the Partnership and by the Unitholders having in the aggregate at least a 5% profits interest. However, only one action for judicial review will go forward, and each Unitholder with an interest in the outcome may participate. However, under TRA of 1997, if the Partnership elects to be treated as a large partnership, a partner will not have the right to participate in settlement conferences with the IRS or to seek a refund.

  A Unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on the Partnership's return. Intentional or negligent disregard of the consistency requirement may subject a Unitholder to substantial penalties. However, if the Partnership elects to be treated as a large partnership, its partners would be required to treat all Partnership items in a manner consistent with the Partnership return.

  Under the provisions of the TRA of 1997, if the Partnership elects to be treated as a large partnership, each partner would take into account separately his share of the following items, determined at the partnership level: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities (such as portfolio income or loss); (3) net capital gains to the extent allocable to passive loss limitation activities and other activities; (4) tax exempt interest; (5) a net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing credit; (8) rehabilitation credit; (9) foreign income taxes;
(10) credit for producing fuel from a nonconventional source; and (11) any other items the Secretary of Treasury deems appropriate. Moreover, miscellaneous itemized deductions would not be passed through to its partners and 30% of such deductions would be used at the partnership level.

  The TRA of 1997 also made a number of changes to the tax compliance and administrative rules relating to electing large partnerships. One provision would require that each partner in an electing large partnership, such as the Partnership, take into account his share of any adjustments to partnership items in the year such adjustments are made. Under prior law, adjustments relating to partnership items for a previous taxable year are taken into account by those persons who were partners in the previous taxable year. Alternatively, under the TRA of 1997, a partnership could elect to or, in some circumstances, could be required to directly pay the tax resulting from any such adjustments. In either case, therefore, Unitholders could bear significant economic burdens associated with tax adjustments relating to periods predating their acquisition of Units.

 Nominee Reporting

  Persons who hold an interest in the Partnership as a nominee for another person are required to furnish to the Partnership (a) the name, address and taxpayer identification number of the beneficial owner and the nominee; (b) whether the beneficial owner is (i) a person that is not a United States person, (ii) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing or (iii) a tax-exempt entity; (c) the amount and description of Units held, acquired or transferred for the beneficial owner; and (d) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and certain information on Units they acquire, hold or transfer for their own account. A penalty of $50 per failure (up to a maximum of $100,000 per calendar year) is imposed by the Code for failure to report such information to the Partnership. The nominee is required to supply the beneficial owner of the Units with the information furnished to the Partnership.

 Registration as a Tax Shelter

  The Code requires that "tax shelters" be registered with the Secretary of the Treasury. The temporary Treasury Regulations interpreting the tax shelter registration provisions of the Code are extremely broad. It is arguable that the Partnership is not subject to the registration requirement on the basis that it will not constitute a tax shelter. However, the General Partner, as a principal organizer of the Partnership, has registered the

Partnership as a tax shelter with the Secretary of the Treasury in the absence of assurance that the Partnership will not be subject to tax shelter registration and in light of the substantial penalties which might be imposed if registration is required and not undertaken. The IRS has issued the following tax shelter registration number to the Partnership: 96026000016. ISSUANCE OF THE REGISTRATION NUMBER DOES NOT INDICATE THAT AN INVESTMENT IN THE PARTNERSHIP OR THE CLAIMED TAX BENEFITS HAVE BEEN REVIEWED, EXAMINED OR APPROVED BY THE IRS. The Partnership must furnish the registration number to the Unitholders, and a Unitholder who sells or otherwise transfers a Unit in a subsequent transaction must furnish the registration number to the transferee. The penalty for failure of the transferor of a Unit to furnish the registration number to the transferee is $100 for each such failure. The Unitholders must disclose the tax shelter registration number of the Partnership on Form 8271 to be attached to the tax return on which any deduction, loss or other benefit generated by the Partnership is claimed or income of the Partnership is included. A Unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed herein are not deductible for federal income tax purposes. Registration as a tax shelter may increase the risk of an audit.

 Accuracy-Related Penalties

  A penalty equal to 20% of the amount of any portion of an underpayment of tax which is attributable to one or more of certain listed causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, with respect to any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith with respect to that portion.

  A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return
(i) with respect to which there is, or was, "substantial authority" or (ii) as to which there is a reasonable basis and the pertinent facts of such position are disclosed on the return. Certain more stringent rules apply to "tax shelters," a term that in this context does not appear to include the Partnership. If any Partnership item of income, gain, loss or deduction included in the distributive shares of Unitholders might result in such an understatement of income for which no "substantial authority" exists, the Partnership must disclose the pertinent facts on its return. In addition, the Partnership will make a reasonable effort to furnish sufficient information for Unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

  A substantial valuation misstatement exists if the value of any property (or the adjusted basis of any property) claimed on a tax return is 200% or more of the amount determined to be the correct amount of such valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

STATE, LOCAL AND OTHER TAX CONSIDERATIONS

  In addition to federal income taxes, Unitholders will likely be subject to other taxes, such as state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which a Unitholder resides or in which the Partnership does business or owns property. A Unitholder will likely be required to file state income tax returns and to pay taxes in various states and may be subject to penalties for failure to comply with such requirements. The General Partner anticipates that substantially all of the Partnership's income will be generated in the following states: Connecticut, Indiana, Kentucky, Maine, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Rhode Island. Each of the states in which the General Partner anticipates that a substantial portion of the Partnership's income will be generated currently imposes a personal income tax. Some of these states may require the Partnership to withhold a percentage of income from amounts to be distributed to a Unitholder who is not a resident of such state. Withholding, the amount of which may be greater or less than a particular income tax liability to the state, generally does not relieve the non-resident Unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to Unitholders for purposes of determining the amounts distributed by the Partnership. See "--Disposition of Common Units--Entity-Level Collections." Based on current law and its estimate of future Partnership operations, the General Partner anticipates that any amounts required to be withheld will not be material.

  It is the responsibility of each Unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in the Partnership. Accordingly, each prospective Unitholder should consult, and must depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Unitholder to file all state and local, as well as U.S. federal, tax returns that may be required of such Unitholder. Counsel has not rendered an opinion on the state or local tax consequences of an investment in the Partnership.

                        DESCRIPTION OF THE COMMON UNITS

  The Common Units have been registered under the Exchange Act, and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and certain other requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Securities and Exchange Commission (the "Commission").

  Purchasers of Common Units in this Offering and subsequent transferees of Common Units (or their brokers, agents or nominees on their behalf) will be required to execute Transfer Applications, the form of which is included as Appendix A to this Prospectus and which is also set forth on the reverse side of the certificate representing Common Units. Purchasers may hold Common Units in nominee accounts, provided that the broker (or other nominee) executes and delivers a Transfer Application and becomes a limited partner. The Partnership will be entitled to treat the nominee holder of a Common Unit as the absolute owner thereof, and the beneficial owner's rights will be limited solely to those that it has against the nominee holder as a result of or by reason of any understanding or agreement between such beneficial owner and nominee holder.

THE UNITS

  Generally, the Common Units and the Subordinated Units represent limited partner interests in the Partnership, which entitle the holders thereof to participate in Partnership distributions and exercise the rights or privileges available to limited partners under the Partnership Agreement. For a description of the relative rights and preferences of holders of Common Units and holders of Subordinated Units in and to Partnership distributions, together with a description of the circumstances under which Subordinated Units may convert into Common Units, see "Cash Distribution Policy."

TRANSFER AGENT AND REGISTRAR

  The Partnership has retained BankBoston N.A. as registrar and transfer agent (the "Transfer Agent") for the Common Units. The Transfer Agent receives a fee from the Partnership for serving in such capacities. All fees charged by the Transfer Agent for transfers of Common Units will be borne by the Partnership and not by the holders of Common Units, except that fees similar to those customarily paid by stockholders for surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges, special charges for services requested by a holder of a Common Unit and other similar fees or charges will be borne by the affected holder. There will be no charge to holders for disbursements of the Partnership's cash distributions. The Partnership will indemnify the Transfer Agent, its agents and each of their respective shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted in respect of its activities as such, except for any liability due to any negligence, gross negligence, bad faith or intentional misconduct of the indemnified person or entity.

  The Transfer Agent may at any time resign, by notice to the Partnership, or be removed by the Partnership, such resignation or removal to become effective upon the appointment by the General Partner of a successor transfer agent and registrar and its acceptance of such appointment. If no successor has been appointed and accepted such appointment within 30 days after notice of such resignation or removal, the General Partner is authorized to act as the transfer agent and registrar until a successor is appointed.

TRANSFER OF UNITS

  Until a Common Unit has been transferred on the books of the Partnership, the Partnership and the Transfer Agent, notwithstanding any notice to the contrary, may treat the record holder thereof as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. The transfer of the Common Units to persons that purchase directly from a underwriter will be accomplished through the completion, execution and delivery of a Transfer Application by such purchaser in connection with such purchase. Any subsequent transfers of a Common Unit will not be recorded by the Transfer Agent or recognized by the Partnership unless the transferee executes and delivers a Transfer Application. By executing and delivering a Transfer Application, the transferee of Common Units (i) becomes the record holder of such Units and shall constitute an assignee until admitted into the Partnership as a substituted limited partner, (ii) automatically requests admission as a substituted limited partner in the Partnership, (iii) agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, (iv) represents that such transferee has the capacity, power and authority to enter into the Partnership Agreement, (v) grants powers of attorney to the General Partner and any liquidator of the Partnership as specified in the Partnership Agreement and (vi) makes the consents and waivers contained in the Partnership Agreement. An assignee will become a substituted limited partner of the Partnership in respect of the transferred Common Units upon the consent of the General Partner, which may be withheld for any reason in its sole discretion, and the recordation of the name of the assignee on the books and records of the Partnership.

  Common Units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Common Units. A purchaser or transferee of Common Units who does not execute and deliver a Transfer Application obtains only (a) the right to assign the Common Units to a purchaser or other transferee and (b) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Common Units. Thus, a purchaser or transferee of Common Units who does not execute and deliver a Transfer Application will not receive cash distributions unless the Common Units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a Transfer Application with respect to such Common Units, and may not receive certain federal income tax information or reports furnished to record holders of Common Units. The transferor of Common Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Common Units, but a transferee agrees, by acceptance of the certificate representing Common Units, that the transferor will not have a duty to insure the execution of the Transfer Application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the Transfer Application to the Transfer Agent.

                             PLAN OF DISTRIBUTION

  The Partnership may sell Common Units to or through underwriters or dealers, and also may sell Common Units directly to other purchasers or through agents.

  The Prospectus Supplement with respect to the Common Units offered thereby will set forth the terms of the offering of such Common Units, including the name or names of any underwriters, dealers or agents, the purchase price of such Common Units and the proceeds to the Partnership from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers.

  If underwriters or dealers are used in the sale, the Common Units will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Common Units may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Common Units will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Common Units offered by the Prospectus Supplement if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Common Units may be sold directly by the Partnership or through agents designated by the Partnership from time to time. Any agent involved in the offering and sale of the Common Units in respect of which this Prospectus is delivered will be named, and any commissions payable by the Partnership to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Under agreements which may be entered into by the Partnership, underwriters, dealers and agents who participate in the distribution of Common Units may be entitled to indemnification by the Partnership against or contribution toward certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Partnership or its Subsidiaries in the ordinary course of business.

                           VALIDITY OF COMMON UNITS

  The validity of the Common Units will be passed upon the Partnership by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

  The consolidated financial statements and schedule of Star Gas Partners, L.P. and subsidiary and the Star Gas Group (Predecessor) as of September 30, 1996 and 1997 and for the fiscal years ended September 30, 1995, 1996 and 1997, have been incorporated by reference herein and elsewhere in the registration statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                     APPENDIX A

  No transfer of the Common Units evidenced hereby will be registered on the books of the Partnership unless the Certificate evidencing the Common Units to be transferred is surrendered for registration or transfer and an Application for Transfer of Common Units has been executed by a transferee either (a) on the form set forth below or (b) on a separate application that the Partnership will furnish on request without charge. A transferor of the Common Units shall have no duty to the transferee with respect to execution of the transfer application in order for such transferee to obtain registration of the transfer of the Common Units.

                   APPLICATION FOR TRANSFER OF COMMON UNITS

  The undersigned ("Assignee") hereby applies for transfer to the name of the Assignee of the Common Units evidenced hereby.

  The Assignee (a) requests admission as a Substituted Limited Partner (evidenced by a credit to the account of the undersigned at The Depository Trust Company in the name of its nominee, Cede & Co.) and agrees to comply with and be bound by, and hereby executes, the Agreement of Limited Partnership of Star Gas Partners, L.P. (the "Partnership"), as amended, supplemented or restated to the date hereof (the "Partnership Agreement") (b) represents and warrants that the Assignee has all right, power and authority and, if an individual, the capacity necessary to enter into the Partnership Agreement, (c) appoints the General Partner and, if a Liquidator shall be appointed, the Liquidator of the Partnership as the Assignee's attorney-in fact to execute, swear to, acknowledge and file any document, including, without limitation, the Partnership Agreement and any amendment thereto and the Certificate of Limited Partnership of the Partnership and any amendment thereto, necessary or appropriate for the Assignee's admission as a Substituted Limited Partner and as a party to the Partnership Agreement, (d) gives the powers of attorney provided for in the Partnership Agreement and (e) makes the waivers and gives the consents and approvals contained in the Partnership Agreement. Capitalized terms not defined herein have the meanings assigned to such terms in the Partnership Agreement.

Date: ____________________________________

Signature of Assignee ____________________

------------------------------------------
Social Security or other identifying
number of Assignee

------------------------------------------

------------------------------------------

------------------------------------------
Name and Address of Assignee

------------------------------------------
Purchase Price including commissions, if any

Type of Entity (check one):

  [_]Individual  [_]Partnership[_]Corporation
  [_]Trust       [_]Other      [_]_______
                 (specify)

 Nationality (check one):

  [_]U.S. Citizen, Resident or Domestic Entity
  [_]Foreign Corporation

  If the U.S. Citizen, Resident or Domestic Entity box is checked, the following certification must be completed.

  Under Section 1445(e) of the Internal Revenue Code of 1986, as amended (the "Code"), the Partnership must withhold tax with respect to certain transfers of property if a holder of an interest in the Partnership is a foreign person. To inform the Partnership that no withholding is required with respect to the undersigned interestholder's interest in it, the undersigned hereby certifies the following (or, if applicable, certifies the following on behalf of the interestholder).

Complete Either A or B:

A.Individual Interestholder

1.I am not a non-resident alien for purposes of U.S. income taxation.

2.My U.S. taxpayer identification number (Social Security Number) is __________

3.My home address is __________________________________________________________

B.Partnership, Corporation or Other Interestholder

1. is not a foreign corporation, foreign partnership, foreign
      (Name of Interestholder)

  trust or foreign estate (as those terms are defined in the Code and Treasury Regulations).

2.The interestholder's U.S. employer identification number is _________________

3.The interestholder's office address and place of incorporation (if applicable) is ________________________________________________________________

  The interestholder agrees to notify the Partnership within sixty (60) days of the date the interestholder becomes a foreign person.

  The interestholder understands that this certificate may be disclosed to the Internal Revenue Service by the Partnership and that any false statement contained herein could be punishable by fine, imprisonment or both.

  Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete and, if applicable, I further declare that I have authority to sign this document on behalf of

(Name of Interestholder)
                 ________________________

Signature and Date
                 ________________________

Title (if applicable)
                 ________________________

  Note: If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee holder or an agent of any of the foregoing, and is holding for the account of any other person, this application should be completed by an officer thereof or, in the case of a broker or dealer, by a registered representative who is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or, in the case of any other nominee holder, a person performing a similar function. If the Assignee is a broker, dealer, bank, trust company, clearing corporation, other nominee owner or an agent of any of the foregoing, the above certification as to any person for whom the Assignee will hold the Common Units shall be made to the best of the Assignee's knowledge.

                                                                     APPENDIX B

                               GLOSSARY OF TERMS

  Acquisition: Any transaction in which any member of the Partnership Group acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another person for the purpose of increasing the operating capacity of the Partnership Group over the operating capacity of the Partnership Group existing immediately prior to such transaction.

  Adjusted Operating Surplus: With respect to any period, Operating Surplus generated during such period as adjusted to (a) decrease Operating Surplus by
(i) any net increase in working capital borrowings during such period and (ii) any net reduction in cash reserves for Operating Expenditures during such period, and (b) increase Operating Surplus by (i) any net decrease in working capital borrowings during such period and (ii) any net increase in cash reserves for Operating Expenditures during such period required by any debt instrument for the repayment of principal, interest or premium.

  Affiliate: With respect to any person, any other person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

  Audit Committee: A committee of the board of directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner nor officers, directors or employees of any Affiliate of the General Partner.

  Available Cash: With respect to any quarter prior to liquidation:

    (a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such quarter and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such quarter resulting from borrowings subsequent to the end of such quarter, less

    (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such quarter, (ii) provide funds for Minimum Quarterly Distributions and Cumulative Common Unit Arrearages in respect of any one or more of the next four quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject.

  Capital Account: The capital account maintained for a Partner pursuant to the Partnership Agreement. The Capital Account in respect of a Common Unit, a Subordinated Unit or any other specified interest in the Partnership shall be the amount which such Capital Account would be if such Common Unit, Subordinated Unit or other interest in the Partnership were the only interest in the Partnership held by a Limited Partner.

  Capital Improvements: Additions or improvements to the capital assets owned by any member of the Partnership Group or the acquisition of existing or the construction of new capital assets (including retail distribution outlets, propane tanks, pipeline systems, storage facilities and related assets), made to increase the operating capacity of the Partnership Group from the operating capacity of the Partnership Group existing immediately prior to such addition, improvement, acquisition or construction.

  Capital Surplus: All Available Cash distributed by the Partnership from any source will be treated as distributed from Operating Surplus until the sum of all Available Cash distributed since the commencement of the Partnership equals the Operating Surplus as of the end of the quarter prior to such distribution. Any excess Available Cash will be deemed to be Capital Surplus.

  Cause: Means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as a general partner of the Partnership.

  Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as to any quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to such Common Unit over (b) the sum of all Available Cash distributed with respect to such Common Unit in respect of such quarter.

  Common Units: A Unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the Partnership Agreement.

  Cumulative Common Unit Arrearage: With respect to any Common Unit, whenever issued, and as of the end of any quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to a Common Unit issued in the IPO for each of the quarters within the Subordination Period ending on or before the last day of such quarter over (b) the sum of any distributions of Operating Surplus theretofore made with respect to such Common Unit (including any distributions to be made in respect of the last of such quarters).

  Current Market Price: With respect to any class of Units listed or admitted to trading on any national securities exchange as of any date, the average of the daily Closing Prices (as hereinafter defined) for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date. "Closing Price" for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which the Units of such class are listed or admitted to trading or, if the Units of such class are not listed or admitted to trading on any national securities exchange, the last quoted price on such day, or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the Nasdaq Stock Market or such other system then in use, or if on any such day the Units of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Units of such class selected by the Board of Directors of the General Partner, or if on any such day no market maker is making a market in the Units of such class, the fair value of such Units on such day as determined reasonably and in good faith by the Board of Directors of the General Partner. "Trading Day" means a day on which the principal national securities exchange on which Units of any class are listed or admitted to trading is open for the transaction of business or, if the Units of a class are not listed or admitted to trading on any national securities exchange, a day on which banking institutions in New York City generally are open.

  Degree Day: Degree days measure the amount by which the average of the high and low temperature on a given day is below 65 degrees Fahrenheit. For example, if the high temperature is 60 degrees and the low temperature is 40 degrees for a National Oceanic and Atmospheric Administration measurement location, the average temperature is 50 degrees and the number of degree days for that day is 15.

  EBITDA: Operating income plus depreciation and amortization, less net gain
(loss) on sale of businesses and equipment and other noncash charges (including the impairment of long-lived assets). As used in this Prospectus, EBITDA is not intended to be construed as an alternative to net income as an indicator of operating performance, or as an alternative to cash flow as a measure of liquidity or ability to service debt obligations.

  General Partner: Star Gas Corporation, a wholly-owned subsidiary of Petroleum Heat and Power Co., Inc., and its successors, as general partner of the Partnership.

  Initial Common Units: The Common Units sold in the IPO.

  Initial Unit Price: $22.00 per Common Unit, the amount per Unit equal to the initial public offering price of the Common Units in the IPO.

  Interim Capital Transactions: (a) borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by any member of the Partnership Group, (b) sales of equity interests (including the Common Units sold to the Underwriters pursuant to the exercise of their over-allotment option) by any member of the Partnership Group and (c) sales or other voluntary or involuntary dispositions of any assets of any member of the Partnership Group (other than (i) sales or other dispositions of inventory in the ordinary course of business, (ii) sales or other dispositions of other current assets, including, without limitation, receivables and accounts, in the ordinary course of business and (iii) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

  IPO Closing Date: December 20, 1995, the first date on which Common Units were sold by the Partnership in connection with the IPO.

  Minimum Quarterly Distribution: $0.55 per Unit with respect to each quarter, subject to adjustment as described in "Cash Distribution Policy--Distributions from Capital Surplus" and "Cash Distribution Policy--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels."

  Operating Expenditures: All Partnership Group expenditures, including taxes, reimbursements of the General Partner, debt service payments, and capital expenditures, subject to the following:

    (a) Payments (including prepayments) of principal and premium on a debt shall not be an Operating Expenditure if the payment is (i) required in connection with the sale or other disposition of assets or (ii) made in connection with the refinancing or refunding of indebtedness with the proceeds from new indebtedness or from the sale of equity interests. For purposes of the foregoing, at the election and in the reasonable discretion of the General Partner, any payment of principal or premium shall be deemed to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership Group within 180 days before or after such payment to the extent of the principal amount of such indebtedness.

    (b) Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements (as opposed to capital expenditures made to maintain assets), (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to partners. Where capital expenditures are made in part for Acquisitions or Capital Improvements and in part for other purposes, the General Partner's good faith allocation between the amounts paid for each shall be conclusive.

  Operating Partnership: Star Gas Propane, L.P., a Delaware limited partnership, and any successors thereto.

  Operating Partnership Agreement: The partnership agreement for the Operating Partnership (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part).

  Operating Surplus: As to any period prior to liquidation:

    (a) the sum of (i) $6.0 million plus all cash of the Partnership Group on hand as of the close of business on the Closing Date and (ii) all the cash receipts of the Partnership Group for the period beginning on the Closing Date and ending with the last day of such period, other than cash receipts from Interim Capital Transactions, less

    (b) the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending with the last day of such period and (ii) the amount of cash reserves that is necessary or advisable in the reasonable discretion of the General Partner to provide funds for future Operating Expenditures.

  Opinion of Counsel: An opinion of counsel to the effect that the taking of a particular action will not result in the loss of the limited liability of the limited partners of the Partnership or cause the Partnership to be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes.

  Partnership: Star Gas Partners, L.P., a Delaware limited partnership, and any successors thereto.

  Partnership Agreement: The partnership agreement for the Partnership (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part), and unless the context requires otherwise, references to the Partnership Agreement constitute references to the Partnership Agreements of the Partnership and of the Operating Partnership, collectively.

  Partnership Group: The Partnership, the Operating Partnership and any partnership Subsidiary of either such entity, treated as a single consolidated entity.

  Permitted Investments: Securities with a maturity of one year or less that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof or (z) securities of mutual or similar funds which invest exclusively in securities of the type permitted under clauses (x) and (y) above, in each case having assets in excess of $100 million.

  Subordinated Unit: A Unit representing a fractional part of the limited partner partnership interests of all limited partners of the Partnership and assignees of any such limited partner interest and having the rights and obligations specified with respect to Subordinated Units in the Partnership Agreement.

  Subordination Period: The Subordination Period will generally extend until the first day of any quarter beginning on or after January 1, 2001 in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus, generated during each of the three immediately preceding, non-overlapping four quarter periods equaled or exceeded the sum of Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units. Prior to the end of the Subordination Period, a portion of the Subordinated Units will convert into Common Units on the first day after the record date established for any quarter ending on or after March 31, 1999 (with respect to 599,020 of the Subordinated Units) and March 31, 2000 (with respect to an additional 599,020 of the Subordinated Units), on a cumulative basis, in respect of which (i) distributions of Available Cash from Operating Surplus on the Common Units and the Subordinated Units equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units with respect to each of the three non-overlapping four-quarter periods immediately preceding such date, (ii) the Adjusted Operating Surplus generated during each of the three immediately preceding, non-overlapping four-quarter periods equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the outstanding Common Units and Subordinated Units during such periods, and (iii) there are no arrearages in payment of the Minimum Quarterly Distribution on the Common Units. In addition, if the General Partner is removed other than for Cause, the Subordination Period will end, any then-existing arrearages on the Common Units will terminate and the Subordinated Units will immediately convert into Common Units.

  Target Distribution Levels: See "Cash Distribution Policy--Incentive Distributions."

  Transfer Application: An application for transfer of Units in the form set forth on the back of a certificate, substantially in the form included in this Prospectus as Appendix A, or in a form substantially to the same effect in a separate instrument.

  Unitholders: Holders of the Common Units and the Subordinated Units.

  Unit Majority: At least a majority of the Common Units (excluding Common Units held by the General Partner and its Affiliates) during the Subordination Period and at least a majority of the Outstanding Units (as defined in the Partnership Agreement) thereafter.

  Units: The Common Units and the Subordinated Units, collectively.

  Unrecovered Initial Unit Price: At any time, with respect to a class or series of Units (other than Subordinated Units), the price per Unit at which such class or series of Units was initially offered to the public for sale by the Underwriters in respect of such offering, as determined by the General Partner, less the sum of all distributions theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of said class or series constituting Capital Surplus and any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of a Unit of such class or series that was sold in the initial offering of Units of such class or series, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

  Unrecovered Subordinated Unit Capital: At any time, with respect to a Subordinated Unit, prior to its conversion into a Common Unit, the excess, if any, of (a) the net agreed value (at the time of conveyance) of the undivided interest in any property conveyed to the Partnership in exchange for such Subordinated Unit, over (b) any distributions of cash (or the net agreed value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Subordinated Units.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP OR THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITA-TION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURI-TIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAW-FUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFOR-MATION CONTAINED HEREIN IS CORRECT, AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Statement Regarding Forward-Looking Disclosure.............................    3
Available Information......................................................    3
Incorporation of Certain Documents by Reference............................    3
The Partnership--General...................................................    4
The Partnership--Business Strategy.........................................    4
The Partnership--Recent Developments.......................................    5
The Partnership--The Offering..............................................    7
Risk Factors...............................................................   12
Price Range of Common Units and Distribution...............................   21
Cash Distribution Policy...................................................   22
Use of Proceeds............................................................   27
Management--Directors and Executive Officersof the General Partner.........   28
Tax Considerations.........................................................   31
Description of Common Units................................................   46
Plan of Distribution.......................................................   47
Validity of Common Units...................................................   48
Experts....................................................................   48

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                            1,000,000 COMMON UNITS
                                 REPRESENTING
                           LIMITED PARTNER INTERESTS

                                   STAR GAS
                                PARTNERS, L.P.

                               ----------------

                              P R O S P E C T U S

                               ----------------





                                          , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION--DATED MARCH 4, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED            , 1998)

                              60,727 COMMON UNITS

                            STAR GAS PARTNERS, L.P.

                           LIMITED PARTNER INTERESTS

  The common units ("Common Units") offered hereby represent limited partner interests in Star Gas Partners, L.P., a Delaware limited partnership (the "Partnership") and are being offered by Star Gas Corporation ("Star Gas"), the selling unitholder (the "Selling Unitholder"). The Partnership will not receive any of the proceeds from the sale of Common Units by the Selling Unitholder. See "The Selling Unitholder." The Partnership was formed in 1995 to acquire and operate the propane business and assets of Star Gas and Petroleum Heat and Power Co., Inc. ("Petro"). Star Gas, the general partner (the "General Partner") of the Partnership, is a wholly owned subsidiary of Petro.

  The Partnership distributes to its partners, on a quarterly basis, all of its Available Cash, which is generally all of the cash receipts of the Partnership less all cash disbursements, as adjusted for reserves. The General Partner has broad discretion in making cash disbursements and establishing reserves. It is the intent of the Partnership, to the extent there is sufficient Available Cash, to distribute to each holder of Common Units at least $0.55 per Common Unit per quarter (the "Minimum Quarterly Distribution") or $2.20 per Common Unit on an annualized basis. During the Subordination Period, which generally will not end prior to January 1, 2001, the Minimum Quarterly Distribution will be made to the holders of Common Units before any distributions will be made on the Subordinated Units of the Partnership.

  The Common Units are listed on the Nasdaq National Market under the symbol "SGASZ." The last reported sale price of Common Units on the Nasdaq National
Market on         , 1998 was $      per Common Unit.

  SEE "RISK FACTORS" BEGINNING ON PAGE OF THIS PROSPECTUS FOR A DISCUSSION OF THE MATERIAL RISKS RELATING TO AN INVESTMENT IN THE COMMON UNITS. THESE RISKS
INCLUDE:

  . CASH DISTRIBUTIONS ARE NOT GUARANTEED, WILL DEPEND ON THE FUTURE OPERATING
    PERFORMANCE OF THE PARTNERSHIP AND WILL BE AFFECTED BY THE FUNDING OF RESERVES, EXPENDITURES AND OTHER MATTERS WITHIN THE DISCRETION OF THE GENERAL PARTNER. AS A RESULT, THERE CAN BE NO ASSURANCE THAT THE
    PARTNERSHIP WILL BE ABLE TO DISTRIBUTE THE MINIMUM QUARTERLY DISTRIBUTION
    OR ANY OTHER PARTICULAR LEVEL OF CASH DISTRIBUTIONS TO UNITHOLDERS.
                                                   (continued on following page)

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR  ANY STATE SECURITIES COMMISSION, NOR  HAS THE SECURI-
  TIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

  The Common Units may be offered by the Selling Unitholder in transactions in which it and any broker-dealer through whom such Common Units are sold may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), as more fully described herein. The Selling Unitholder may sell the Common Units offered hereby from time to time or at one time in transactions on the Nasdaq National Market, in negotiated transactions or through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any commissions paid or concessions allowed to any broker-dealer, and, if any broker-dealer purchases such Common Units as principal, any profits received from the resale of such Common Units, may be deemed to be underwriting discounts and commissions under the Securities Act. Printing, certain legal, accounting, filing and other similar expenses of the Offering will be paid by the Partnership. The Selling Unitholder will generally bear all other expenses of this Offering, including brokerage fees and any underwriting discounts or commissions.

                 The date of this Prospectus is         , 1998.

(continued from previous page)

  . FUTURE PARTNERSHIP PERFORMANCE WILL DEPEND UPON THE SUCCESS OF THE PARTNERSHIP IN MAXIMIZING PROFITS FROM RETAIL PROPANE SALES. PROPANE SALES ARE AFFECTED BY WEATHER PATTERNS, PRODUCT PRICES AND COMPETITION, INCLUDING COMPETITION FROM OTHER ENERGY SOURCES. (ADDITIONAL RISK FACTORS ARE SUMMARIZED ON PAGE 2.)

  . BECAUSE THE RETAIL PROPANE INDUSTRY IS MATURE AND OVERALL DEMAND FOR PROPANE IS EXPECTED TO EXPERIENCE LIMITED GROWTH IN THE FORESEEABLE FUTURE, THE PARTNERSHIP WILL DEPEND ON ACQUISITIONS AS THE PRINCIPAL MEANS OF GROWTH. THERE CAN BE NO ASSURANCE THAT THE PARTNERSHIP WILL BE ABLE TO COMPLETE FUTURE ACQUISITIONS.

  . THE PARTNERSHIP IS SIGNIFICANTLY LEVERAGED AND HAS INDEBTEDNESS THAT IS SUBSTANTIAL IN RELATION TO ITS PARTNERS' EQUITY.

  . HOLDERS OF COMMON UNITS HAVE LIMITED VOTING RIGHTS, AND THE GENERAL PARTNER MANAGES AND OPERATES THE PARTNERSHIP.

  . THE AVAILABILITY TO A UNITHOLDER OF THE FEDERAL INCOME TAX BENEFITS OF AN INVESTMENT IN THE PARTNERSHIP LARGELY DEPENDS ON THE CLASSIFICATION OF THE PARTNERSHIP AS A PARTNERSHIP FOR THAT PURPOSE. THE PARTNERSHIP WILL RELY ON AN OPINION OF COUNSEL, AND NOT A RULING FROM THE INTERNAL REVENUE SERVICE, ON THAT ISSUE AND OTHERS RELEVANT TO A UNITHOLDER.

  .  THE TAX CONSEQUENCES OF AN INVESTMENT IN THE PARTNERSHIP ARE COMPLEX.

  The Registration Statement of which this Prospectus forms a part, also covers the offering by the Partnership of up to 1,000,000 Common Units.

  CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON UNITS. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, MAY BID FOR, AND PURCHASE COMMON UNITS IN THE OPEN MARKET AND MAY IMPOSE PEN-ALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                USE OF PROCEEDS

  The Partnership will not receive any of the proceeds from sales of Common Units by the Selling Unitholder.

                            THE SELLING UNITHOLDER

  As of the date of this Prospectus Supplement, Star Gas, the Selling Unitholder, held 60,727 Common Units, all of which are being offered pursuant to this Prospectus Supplement. In addition, Star Gas held 2,396,078 Subordinated Units as of such date. The Common Units were issued to Star Gas in connection with the Pearl Gas Acquisition.

                             PLAN OF DISTRIBUTION

  This Prospectus Supplement, as appropriately amended or supplemented, may be used by the Selling Unitholder in connection with the offering of up to 60,727 Common Units in transactions in which it and any broker-dealer through whom such Common Units are sold may be deemed to be underwriters within the meaning of the Securities Act. The Partnership will receive none of the proceeds from any such sales. There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Common Units described herein. Upon the Partnership being notified by the Selling Unitholder that any material arrangement has been entered into with a broker-dealer for the sale of common Units bought through a block trade, special offering, exchange distribution or secondary distribution, a Prospectus Supplement will be filed, pursuant to Rule 424(b) under the Securities Act, setting forth (i) the name of the person offering such Common Units and the participating broker-dealer(s), (ii) the number of Common Units involved, (iii) the price at which the Common Units were sold, (iv) the commission paid or the discount allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus Supplement and (vi) other facts material to the transaction.

  The Selling Unitholder may sell the Common Units being offered hereby from time to time in transactions (which may involve crosses and block transactions) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at negotiated prices. The Selling Unitholder may sell some or all of the Common Units in transactions involving broker-dealers, who may act solely as agent and/or may acquire Common Units as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Unitholder (and, purchaser), such commissions may be at negotiated rates where permissible. Participating broker-dealers may agree with the Selling Unitholder to sell a specified number of Common Units at a stipulated price per Common Unit and, to the extent such broker-dealer is unable to do so acting as an agent for the Selling Unitholder, to purchase as principal any unsold Common Units at the price required to fulfill the broker-dealer's commitment to the Selling Unitholder. In addition or alternatively, Common Units may be sold by the Selling Unitholder, and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of the Nasdaq National Market, and in connection therewith commissions in excess of the customary commission prescribed by such governing rules may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of the customary commission. Broker-dealers who acquire Common Units as principal may thereafter resell such Common Units from time to time in transactions (which may involve crosses and block transactions and which may involve sales to or through other broker-dealer, including transactions of the nature described in the preceding two sentences) on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive commissions from the purchaser of such Common Units.

                           VALIDITY OF COMMON UNITS

  The validity of the Common Units will be passed upon for the Partnership by Phillips Nizer Benjamin Krim & Ballon LLP, New York, New York.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fee, the amounts set forth below are estimates.

      Securities and Exchange Commission registration fee.............. $ 6,923
      Nasdaq National Market listing fee...............................  17,500
      Printing and engraving expenses..................................  25,000
      Legal fees and expenses..........................................  20,000
      Accounting fees and expenses.....................................  10,000
      Blue Sky fees and expenses.......................................   2,500
      Transfer agent fees and expenses.................................   2,500
      Miscellaneous Expenses...........................................   3,077
                                                                        -------
          Total........................................................ $87,500
                                                                        =======

--------
*  To be furnished by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Section of the Registrant's Prospectus dated December 16, 1997, which is part of the Registrant's Registration Statement on Form S-1 File No. 333-40855, entitled "The Partnership Agreement--Indemnification" is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the Partnership Agreements, Section 17-108 of the Delaware Revised Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

ITEM 16. EXHIBITS

     3.1   --Form of Agreement of Limited Partnership of Star Gas Partners, L.P.(2)
     3.2   --Form of Agreement of Limited Partnership of Star Gas Propane, L.P.(2)
     5.1   --Opinion of Phillips Nizer Benjamin Krim & Ballon LLP as to the legality of the securities being registered(1)
     8.1   --Opinion of Phillips Nizer Benjamin Krim & Ballon LLP relating to tax matters(1)
    10.1   --Form of Credit Agreement among Star Gas Propane, L.P. and certain banks(3)
    10.2   --Form of Conveyance and Contribution Agreement among Star Gas Corporation, the Partnership and the Operating Partnership.(3)
    10.3   --Form of First Mortgage Note Agreement among certain insurance companies,
            Star Gas Corporation and Star Gas Propane L.P.(3)
    10.4   --Intercompany Debt(3)
    10.5   --Form of Non-competition Agreement between Petro and the Partnership(3)
    10.6   --Form of Star Gas Corporation 1995 Unit Option Plan(3)
    10.7   --Amoco Supply Contract(3)
    10.8   --Stock Purchase Agreement dated October 20, 1997 with respect to the Pearl
            Gas Acquisition(4)

    10.9   --Conveyance and Contribution Agreement with respect to the Pearl Gas
            Acquisition(4)
    10.10  --Second Amendment dated as of October 21, 1997 to the Credit Agreement dated as of December 13, 1995 among the Operating Partnership, Bank Boston,
            N.A. and NationsBank, N.A.(4)
    10.11  --Note Agreement, dated as of January 22, 1998, by and between Star Gas and
            The Northwestern Mutual Life Insurance Company(1)
    21     --Subsidiaries of the Registrant(5)
    23.1   --Consent of KPMG Peat Marwick LLP(1)
    23.2   --Consent of Phillips Nizer Benjamin Krim & Ballon LLP (included in Exhibit
            5.1)(1)
    24.1   --Powers of Attorney (included on signature page)(1)

--------
(1) Filed herewith.
(2) Incorporated by reference to Appendix A to the Prospectus filed as part of Registrant's Registration Statement on Form S-1 File No. 33-90496.
(3) Incorporated by reference to the same Exhibit to Registrant's Registration Statement on Form S-1, File No. 33-98496, filed with the Commission on December 13, 1995.
(4) Incorporated by reference to the same Exhibit to Registrant's Periodic Report on Form 8-K, as amended, as filed with the Commission on October 23 and 29, 1997.
(5) Incorporated by reference to the same Exhibit to Registrant's Registration Statement on Form S-1, File No. 333-40855.

ITEM 17. UNDERTAKINGS

  (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (2) The undersigned Registrant hereby undertakes that:

    (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

    (b) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN STAMFORD, CONNECTICUT, ON MARCH
   , 1998.

                                          Star Gas Partners, L.P.

                                          By: STAR GAS CORPORATION,
                                             as General Partner

                                                 /s/ Joseph P. Cavanaugh
                                          By: _________________________________
                                              Joseph P. Cavanaugh, President

                               POWER OF ATTORNEY

  EACH PERSON WHOSE SIGNATURE APPEARS BELOW APPOINTS IRIK SEVIN, RICHARD F. AMBURY AND JOSEPH P. CAVANAUGH AND EACH OF THEM, ANY OF WHOM MAY ACT WITHOUT THE JOINDER OF THE OTHER, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT (INCLUDING ANY AMENDMENT THERETO) FOR THIS OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTED UNTO SAID ATTORNEYS-IN-FACT AND AGENTS FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE MIGHT OR WOULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEY-IN-FACT AND AGENTS OR ANY OF THEM OR THEIR OR HIS SUBSTITUTE AND SUBSTITUTES, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

      /s/ Joseph P. Cavanaugh        President                       March 3, 1998
____________________________________  (Principal Executive
        Joseph P. Cavanaugh           Officer)

       /s/ Richard F. Ambury         Vice President--Finance         March 3, 1998
____________________________________  (Principal Financial and
         Richard F. Ambury            Accounting Officer)

         /s/ Irik P. Sevin           Director                        March 3, 1998
____________________________________
           Irik P. Sevin

        /s/ Audrey L. Sevin          Director                        March 3, 1998
____________________________________
          Audrey L. Sevin

                                     Director                        March  , 1998
____________________________________
        William P. Nicoletti

      /s/ Elizabeth K. Lanier        Director                        March 3, 1998
____________________________________
        Elizabeth K. Lanier

         /s/ Paul Biddelman          Director                        March 3, 1998
____________________________________
           Paul Biddelman

       /s/ Thomas J. Edelman         Director                        March 3, 1998
____________________________________
         Thomas J. Edelman

        /s/ Wolfgang Traber          Director                        March 3, 1998
____________________________________
          Wolfgang Traber

     /s/ William G. Powers, Jr.      Director                        March  , 1998
____________________________________
       William G. Powers, Jr.